UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐

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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12

Freshworks Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FRESHWORKS INC.
2950 S. Delaware Street, Suite 201
San Mateo, CA 94403
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, June 6, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements thereof, the “Annual Meeting”) of Freshworks Inc., a Delaware corporation. The Annual Meeting will be held virtually, via a live, audio-only webcast at www.virtualshareholdermeeting.com/FRSH2024 on Thursday, June 6, 2024 at 9:00 a.m. Pacific Time. You will not be able to attend the meeting in person. The meeting will be held for the following purposes, which are more fully described in the accompanying materials:
1.To elect three Class III directors, Rathna Girish Mathrubootham, Zachary Nelson, and Jennifer Taylor, each to hold office until the 2027 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal; and
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
We also will consider any other matters that may properly be brought before the Annual Meeting. As of the date of this proxy statement for our Annual Meeting (“Proxy Statement”), we have not received notice of any such matters.
You will be able to attend the Annual Meeting, submit questions and vote during the live, audio-only webcast by visiting www.virtualshareholdermeeting.com/FRSH2024 and entering the 16-digit control number included in your Notice of Internet Availability, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 8:45 a.m. Pacific Time on Thursday, June 6, 2024.
We have elected to provide internet access to our proxy materials, which include the Proxy Statement accompanying this Notice, in lieu of mailing printed copies. Providing our Annual Meeting materials via the internet reduces the costs associated with our Annual Meeting and lowers our environmental impact, all without negatively affecting our stockholders’ ability to timely access Annual Meeting materials.
On or about April 19, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access the Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“Annual Report”). The Notice provides instructions on how to vote online or by telephone and how to receive a paper copy of proxy materials by mail. The Proxy Statement and our Annual Report can be accessed directly at the internet address www.proxyvote.com using the control number located in the Notice or in the instructions that accompanied your proxy materials.
The record date for the Annual Meeting is April 10, 2024. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ Rathna Girish Mathrubootham
Rathna Girish Mathrubootham
Chief Executive Officer and Chairman
San Mateo, California
April 19, 2024
Your vote is important. Whether or not you plan to attend the Annual Meeting, please ensure that your shares are voted during the Annual Meeting by signing and returning the proxy card mailed to you or by using our internet or telephonic voting system. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held on your behalf by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that nominee.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 6, 2024: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY STATEMENT FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 6, 2024
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Our board of directors is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements thereof, the “Annual Meeting”) of Freshworks Inc., for the purposes set forth in this proxy statement for our Annual Meeting (“Proxy Statement”). The Annual Meeting will be held virtually via a live, audio-only webcast on the internet on Thursday, June 6, 2024 at 9:00 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“Annual Report”) is first being mailed on or about April 19, 2024 to all stockholders entitled to vote at the Annual Meeting. If you held shares of our Class A or Class B common stock at the close of business on April 10, 2024, you are invited to virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/FRSH2024 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, we refer to Freshworks Inc. as “Freshworks,” “we,” “us,” or “our” and the board of directors of Freshworks as “our board of directors.” The Annual Report accompanies this Proxy Statement. You also may obtain a paper copy of the Annual Report without charge by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 19, 2024 to all stockholders of record entitled to vote at Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be held through a live, audio-only webcast at www.virtualshareholdermeeting.com/FRSH2024. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/FRSH2024.
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 10, 2024, the record date. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/FRSH2024 and enter the 16-digit control number located in the Notice or in the instructions that accompanied your proxy materials. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number.

Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on Thursday, June 6, 2024.
What if I cannot find my Control Number?
Please note that if you do not have your control number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/FRSH2024 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the Annual Meeting.
Will a list of stockholders as of the record date be available?
For the 10 days prior to the Annual Meeting (beginning May 27, 2024 and until the day prior to the Annual Meeting), a list of our stockholders as of the close of business on the record date will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To request access to the list of stockholders of record, stockholders should email AM2024@freshworks.com.
Where can we get technical assistance?
If you have difficulty accessing the meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/FRSH2024.
For the Annual Meeting, how do we ask questions of management and the board of directors?
We plan to have a Q&A session at the Annual Meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the Annual Meeting as well as live during the Annual Meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/FRSH2024 after logging in with your control number. We request that stockholders limit their questions to one topic per question and one question per stockholder. Only questions that are relevant to an agenda item to be voted on by stockholders at the Annual Meeting will be answered. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 10, 2024 will be entitled to vote at the Annual Meeting. On the record date, there were 219,625,029 shares of Class A common stock outstanding and entitled to vote and 79,155,410 shares of Class B common stock outstanding and entitled to vote.
Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Each share of Class A common stock is entitled to one vote on each proposal, and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as “our common stock.” Stockholders are not permitted to cumulate votes with respect to the election of directors.
Stockholder of Record: Shares Registered in Your Name
If on April 10, 2024 your shares were registered directly in your name with Freshworks’ transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, vote by proxy through the internet, vote online at the meeting, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 10, 2024 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You may vote prior to the meeting by logging in with the control number on your voting instruction form at www.proxyvote.com. You may access the meeting and vote by logging in with your control number at www.virtualshareholdermeeting.com/FRSH2024.
What am I voting on?
There are two matters scheduled for a vote:
•The election of the three nominees for Class III directors, Rathna Girish Mathrubootham, Zachary Nelson, and Jennifer Taylor, each to serve until our 2027 Annual Meeting of Stockholders and until his or her successors are duly elected and qualified, subject to his or her earlier death, resignation or removal (“Proposal 1”); and
•Ratification of appointment by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (“Proposal 2”).
What are the voting recommendations of our board of directors?
Our board of directors recommends that you vote:
•“FOR” the director nominees named in this Proxy Statement as described in Proposal 1; and
•“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent public accounting firm for its fiscal year ending December 31, 2024 as described in Proposal 2.
What if another matter is properly brought before the meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to our board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Deloitte & Touche as our independent public accounting firm for the fiscal year ending December 31, 2024, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote (i) online at the Annual Meeting or (ii) in advance of the Annual Meeting through the telephone, internet, or by using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy.
•To vote during the Annual Meeting, follow the instructions at www.virtualshareholdermeeting.com/FRSH2024 starting at 9:00 a.m. Pacific Time on June 6, 2024. You will need to enter the 16-digit control number found on your Notice, proxy card, or instructions that accompanies your proxy materials.
•To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 5, 2024), you may vote through the telephone, internet, or by using a proxy card that you may request or that we may elect to deliver at a later time, as described below.

•To vote over the telephone, call 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number found on your Notice, proxy card, or instructions that accompanies your proxy materials. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 5, 2024 to be counted.
•To vote through the internet, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and control number found on your Notice, proxy card, or instructions that accompanies your proxy materials. Your internet vote must be received by 11:59 p.m. Eastern Time on June 5, 2024 to be counted.
•To vote using a printed proxy card, simply complete, sign and date the proxy card that you may request and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Freshworks. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. You may access and vote at the meeting by logging in with your control number on your voting instruction form at www.virtualshareholdermeeting.com/FRSH2024.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Class A common stock you own as of April 10, 2024 and you have 10 votes for each share of Class B common stock you own as of April 10, 2024.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the telephone, internet, or by using a proxy card, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in in accordance with the recommendations of our board of directors: (i) “For” the election of all three nominees for director named in this Proxy Statement; and (ii) “For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner and do not instruct your brokerage firm, bank, or other nominee how to vote your shares, your shares will be considered “uninstructed” and the question of whether your nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokerage firms, banks, and other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), mergers, stockholder proposals, executive compensation, and certain corporate governance proposals, even if management supported.
When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Proposal 2 is considered a “routine” matter. Accordingly, your brokerage firm, bank, or other nominee may vote your shares on Proposal 2 and we expect such intermediaries to vote on Proposal 2. Your brokerage firm, bank, or other nominee may not, however, vote your shares on Proposal 1, which is considered a “non-routine” matter, without your instructions, which would result in a “broker non-vote” and your shares would not be counted as having been voted on Proposal 1. Please instruct your brokerage firm, bank, or other nominee to ensure that your vote will be counted.
If you a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Freshworks’ Corporate Secretary at 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403.
•You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for the 2025 annual meeting?
To be considered for inclusion in our proxy statement for the 2025 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proposal must be submitted in writing and received by December 20, 2024, at 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary.
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal (including a director nomination) before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8 under Exchange Act. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice with respect to such annual meeting delivered to stockholders, (ii) brought specifically by or at the direction of our board of directors, or a duly authorized committee of our board of directors, or (iii) properly brought before the meeting in accordance with our amended and restated bylaws by a stockholder of record entitled to vote at the meeting. To be properly brought, stockholders must give timely advance written notice thereof to 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary. In order to be considered timely, notice of the proposal must be submitted in writing no earlier than the close of business on February 6, 2025, but no later than the close of business on March 8, 2025 to 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary.
In the event our 2025 annual meeting of stockholders is not held between May 7, 2025 and July 6, 2025, the notice must be received (A) not earlier than the close of business on the 120th day prior to the 2025 annual meeting of stockholders, and (B) not later than the close of business on the later of the 90th day prior to the 2025 annual meeting of stockholders or, if later than the 90th day prior to the 2025 annual meeting of stockholders, the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made. Any such notice to the Corporate Secretary must include the information required by our amended and restated bylaws.
In addition to satisfying the requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for our 2025 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
You are advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals, including director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, votes “For” and “Against,” and abstentions. We do not expect broker non-votes on Proposal 2. Abstentions will be counted towards the vote totals for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total. Because the outcome of Proposal 1 will be determined by a plurality vote, “Withhold” votes will have no effect on the outcome of the vote. Proposal 2 is considered a “routine” matter, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to the broker, bank or other securities intermediary holding as to how to vote on matters deemed to be “non-routine”, the broker, bank or other such agent cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
Proposal 1. Directors will be elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the three nominees receiving the most “For” votes from the shares present virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
Proposal 2. To be approved, Proposal 2, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, must receive “For” votes from the holders of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the meeting are present at the meeting virtually or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The following table sets forth certain information as of March 31, 2024 concerning the Class III nominees for election at the Annual Meeting and our other directors who will continue in office after the Annual Meeting:

Name	Class	Age	Position	Director Since	Current Term Expires	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Director Nominees
Rathna Girish Mathrubootham	III	49	Chief Executive Officer and Chairman	2010	2024	No
Zachary Nelson	III	62	Director	2021	2024	Yes	X
Jennifer Taylor	III	51	Director	2021	2024	Yes			X
Continuing Directors
Johanna Flower	I	49	Director	2020	2025	Yes		X
Randy Gottfried	I	58	Director	2018	2025	Yes	X*	X
Barry Padgett	I	53	Director	2020	2025	Yes		X	X
Roxanne S. Austin(1)	II	63	Lead Independent Director	2021	2026	Yes			X*
Sameer Gandhi	II	58	Director	2019	2026	Yes		X*	X
Frank Pelzer(2)	II	53	Director	2023	2026	Yes	X
Dennis M. Woodside	II	55	Director	2022	2026	No
________________
* Committee chair
(1) Ms. Austin served on the audit committee from January 1, 2023 through August 2, 2023.
(2) Mr. Pelzer joined the audit committee effective August 3, 2023.
Set forth below is biographical information for the Class III director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our board of directors to recommend them for board service.

Nominees for Election at the Annual Meeting
Rathna Girish Mathrubootham. Mr. Mathrubootham is a co-founder of our company and has served as our Chief Executive Officer since October 2010, as a member of our board of directors since August 2010 and as Chairman since May 2021. Mr. Mathrubootham holds a B.E. in Electrical and Electronics from Shanmugha Arts, Science, Technology and Research Academy, and an M.B.A. from the University of Madras.
We believe that Mr. Mathrubootham is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and a co-founder and because of his extensive experience with technology companies.
Zachary Nelson. Mr. Nelson has served on our board of directors since August 2021. From July 2002 to June 2017, Mr. Nelson served as Chief Executive Officer at NetSuite Inc., a business management software company that was acquired by Oracle Corporation, a computer technology company, in November 2016. Since June 2018, Mr. Nelson has served on the board of directors of PagerDuty Inc., an incident management platform company. Mr. Nelson also currently serves on the board of directors of privately-held Acumatica, Inc. Mr. Nelson holds a B.S. in Biological Sciences and an M.A. in Anthropology from Stanford University.

We believe that Mr. Nelson is qualified to serve as a member of our board of directors because of his extensive experience working in the technology sector and senior leadership experience at technology companies.
Jennifer Taylor. Ms. Taylor has served on our board of directors since September 2021. Since February 2024, Ms. Taylor has served as President of Plaid Inc., a financial services company. She served as Chief Product Officer and Senior Vice President of Products at Cloudflare, Inc., a website security company, from June 2017 until December 2023. From August 2015 to June 2017, Ms. Taylor served as Senior Vice President of Product Management for Data.com and Search at Salesforce.com, Inc., a cloud-based software company. Ms. Taylor holds a B.A. in Public Policy from Brown University and an M.B.A. from Harvard Business School.
We believe Ms. Taylor is qualified to serve as a member of our board of directors because of her product development expertise and strong experience in the technology industry.

Directors Continuing in Office Until the 2025 Annual Meeting
Johanna Flower. Ms. Flower has served on our board of directors since February 2020. From January 2022 until November 2022, she served as Chief Marketing Officer of CrowdStrike Holdings, Inc., a cybersecurity technology company, a role she previously held from November 2014 to August 2020. She also has served on the board of directors of CrowdStrike since January 2023 and served on the board of directors of ForgeRock, Inc., a digital identity technology company, from July 2021 until August 2023. Ms. Flower also serves on the board of directors of several privately-held companies. Ms. Flower holds a B.A. in Business Administration from Brighton University, United Kingdom.
We believe Ms. Flower is qualified to serve as a member of our board of directors because of her significant management and leadership experience in the technology industry.
Randy Gottfried. Mr. Gottfried has served on our board of directors since September 2018. From January 2015 to April 2017, Mr. Gottfried served as Chief Financial Officer of AppDynamics, Inc., an application performance management and IT operations analytics company. From January 2019 until May 2023, Mr. Gottfried served on the board of directors of Sumo Logic, Inc., a cloud-based machine data analytics company. Since August 2021, Mr. Gottfried has served on the board of directors of Attentive Mobile, Inc., a marketing technology company. Mr. Gottfried holds a B.B.A in Accounting from the University of Michigan and an M.B.A. in Strategy and Marketing from Northwestern University, Kellogg School of Management.
We believe Mr. Gottfried is qualified to serve as a member of our board of directors because of his experience serving on the board of directors of public companies and his knowledge of the industry.
Barry Padgett. Mr. Padgett has served on our board of directors since February 2020. Since February 2022, he has served as Chief Executive Officer for Amperity, Inc., an enterprise customer data platform. From May 2020 to February 2022, he served as the Chief Operating Officer of Amperity and from April 2019 to April 2020, Mr. Padgett served as Chief Revenue Officer for Stripe, Inc., a financial services and software-as-a-service company. From January 2016 to March 2019, Mr. Padgett served as President of SAP, a software and information technology services company. Since February 2022, Mr. Padgett has served on the board of directors of Amperity and he also is a member of the board of directors of privately-held Duetto Research Inc. Mr. Padgett holds a B.S. in Applied Mathematics from Union College, an M.B.A. from the University of New South Wales and an M.S. in Software Engineering from the University of Oxford.
We believe Mr. Padgett is qualified to serve as a member of our board of directors because of his significant leadership experience in the industry.

Directors Continuing in Office Until the 2026 Annual Meeting
Roxanne S. Austin. Ms. Austin has served as a member of our board of directors since May 2021. Since December 2004 she has served as the President and Chief Executive Officer of Austin Investment Advisors, a private investment and consulting firm. From 2016 until 2023, she chaired the U.S. Mid-Market Investment Advisors Committee of EQT Partners, an investment organization. Previously, Ms. Austin has held a series of executive positions, including President and CEO of Move Networks, Inc. from 2008 to 2010, President and CEO of DIRECTV, Inc. from 2000 to 2004 and Executive Vice President and Chief Financial Officer of Hughes Electronics Corporation from 1997 to 2000. She is also a former partner of Deloitte & Touche LLP. Ms. Austin served on the board of directors of Target Corporation from 2002 to 2020 and on the board of directors of Abbott Laboratories Inc. from 2000 to April 2022. Ms. Austin currently serves on the boards of directors of several public companies including Verizon Communications, Inc., CrowdStrike Holdings, Inc., and AbbVie, Inc. Ms. Austin holds a B.B.A. in Accounting and Business Administration from the University of Texas at San Antonio.
We believe Ms. Austin is qualified to serve as a member of our board because of her extensive business and operational expertise and experience serving on the boards of directors of public companies.
Sameer Gandhi. Mr. Gandhi has served on our board of directors since December 2019. Since June 2008, Mr. Gandhi has served as a partner of Accel, a venture capital firm, where he focuses on consumer, software and services companies. Mr. Gandhi currently serves on the board of directors of CrowdStrike, and also serves on the boards of directors of several privately-held companies. Mr. Gandhi holds a B.S. in Electrical Engineering and an M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.
We believe Mr. Gandhi is qualified to serve as a member of our board of directors because of his extensive investment and business expertise in the technology industry.
Frank Pelzer. Mr. Pelzer has served on our board of directors since July 2023. Since May 2018, he has served as the Executive Vice President and Chief Financial Officer of F5, Inc., a multi-cloud application services and security company. From August 2015 until May 2018, Mr. Pelzer served as the President and Chief Operating Officer of the Cloud Business Group at SAP. From March 2019 until March 2023, Mr. Pelzer served on the board of directors of Duck Creek Technologies, Inc. and, from May 2013 until April 2022, Mr. Pelzer served on the board of directors of Benefitfocus, Inc. Mr. Pelzer received a B.A. from Dartmouth College and an M.B.A. from the Tuck School of Business at Dartmouth College.
We believe that Mr. Pelzer is qualified to serve as a member of our board of directors because of his extensive experience in the enterprise technology sector as both an operator and public company director.
Dennis M. Woodside. Mr. Woodside has served as our President and as a member of our board of directors since September 2022. He has served on the board of directors for ServiceNow, Inc., a service management software company, from April 2018 to August 2022. Mr. Woodside served as President of Impossible Foods Inc., a company that develops plant-based substitutes for meat products, from March 2019 until August 2022. From April 2014 to September 2018, Mr. Woodside served as Chief Operating Officer of Dropbox, Inc., a provider of cloud storage, file synchronization, personal cloud, and client software services. From May 2012 to April 2014, Mr. Woodside served as Chief Executive Officer for Motorola Mobility LLC, a consumer electronics and telecommunications company. From 2003 to 2011, Mr. Woodside held various roles at Google. Mr. Woodside holds a B.S. in Industrial Relations from Cornell University and a J.D. from Stanford Law School.
We believe that Mr. Woodside is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our President and because of his extensive leadership and operating experience.

Board Diversity
The Board Diversity Matrix, below, provides the diversity statistics for our board of directors based on voluntary self-identification by each director.

Board Diversity Matrix (As of April 19, 2024)
Total Number of Directors	10
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Independence of our Board of Directors
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the listing standards of the Nasdaq, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations and based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Austin, Ms. Flower, Mr. Gandhi, Mr. Gottfried, Mr. Nelson, Mr. Padgett, Mr. Pelzer, and Ms. Taylor do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing standards and our Corporate Governance Guidelines. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.

Board Leadership Structure
Our board of directors is currently chaired by our Chief Executive Officer, Mr. Mathrubootham. Our board of directors has appointed Ms. Austin as lead independent director.

We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that our board of directors and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. We also believe that it is advantageous to have a Chairman with an extensive history with and knowledge of the company (as is the case with our Chief Executive Officer). Our board of directors expects to review this structure periodically to ensure that it continues to be the appropriate board leadership structure for our company.
The board of directors appointed Ms. Austin as the lead independent director to help reinforce the independence of the board of directors as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Chairman: the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular board meetings, preside over board meetings in the absence of the Chairman, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chairman and the independent directors, approve information sent to the board of directors, preside over any portions of board meetings at which the evaluation or compensation of the Chief Executive Officer or President is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the board of directors and management regarding the determination and implementation of responses to any problematic risk management issues. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, we believe the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the company, and because the board’s lead independent director is empowered to play a significant role in the board’s leadership and in reinforcing the independence of the board of directors, we believe that it is advantageous for us to combine the positions of Chief Executive Officer and Chairman.

Role of the Board in Risk Oversight
Our board of directors oversees our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate for our company. Our board of directors plays an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.
While our full board of directors has overall responsibility for evaluating key business risks, its committees monitor and report to our board of directors on certain risks. Our audit committee monitors our major financial, reporting, and risks from cybersecurity threats, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, and directly supervises our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking, and also plans for leadership succession. Our nominating and governance committee oversees risks associated with director independence and the composition and organization of our board of directors, monitors the effectiveness of our corporate governance guidelines, and provides general oversight of our other corporate governance policies and practices.
In connection with its reviews of the operations of our business, our full board of directors addresses holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees, including cybersecurity risks. Our board of directors appreciates the evolving nature of our business and industry and is actively involved in monitoring new threats and risks as they emerge. In particular, our board of directors is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.

Meetings of the Board of Directors
The board of directors met 11 times and acted by unanimous written consent one time during the last fiscal year. Each board member attended 75% or more of the aggregate number of meetings of the board of directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. Members of the board of directors are expected to prepare for, attend, and participate in all meetings. We encourage our directors to attend our annual meetings of stockholders and eight of the nine then-current directors attended the 2023 annual meeting of stockholders.

Information Regarding Committees of the Board of Directors
The composition and responsibilities of each of the audit committee, compensation committee and nominating and corporate governance committee of the board of directors are described below. Our committees operate under written charters that satisfy the applicable Nasdaq listing standards. Each committee charter is available to stockholders on the Investor Relations section of our website at ir.freshworks.com/corporate-governance/governance-overview.

Audit Committee
Our audit committee consists of Mr. Gottfried, Mr. Nelson, and Mr. Pelzer. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Gottfried. Our board of directors has determined that Mr. Gottfried and Mr. Pelzer are each an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his employment.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include, among other things:
•helping our board of directors oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related person transactions;

•obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
•approving or, as permitted, pre-approving, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable Nasdaq listing standards. During the fiscal year ended December 31, 2023, our audit committee held four meetings and acted by unanimous written consent one time.

Compensation Committee
Our compensation committee consists of Ms. Flower, Mr. Gandhi, Mr. Gottfried, and Mr. Padgett. The chair of our compensation committee is Mr. Gandhi. Our board of directors has determined that each member of the compensation committee is independent under Nasdaq listing standards applicable to compensation committees, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:
•reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable Nasdaq listing standards. Pursuant to its charter, the compensation committee may delegate authority to management to grant equity awards to new hire employees or annual review refresh awards to existing employees, in each case other than our “officers” (as defined in Rule 16a-1(f) under the Exchange Act) and any other executive-level employees who report to our Chief Executive Officer. In addition, the compensation committee may delegate the administration of the Company’s equity incentive plans and any other Company benefit plan to the management of the Company. In addition, the compensation committee may form subcommittees and may delegate to such subcommittees such power and authority as it deems appropriate.
During the fiscal year ended December 31, 2023, our compensation committee held five meetings and acted by unanimous written consent five times.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Ms. Austin, Mr. Gandhi, Mr. Padgett and Ms. Taylor. The chair of our nominating and corporate governance committee is Ms. Austin. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under Nasdaq listing standards.
Specific responsibilities of our nominating and corporate governance committee include, among other things:

•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;
•considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;
•evaluating the independence of the directors and director nominees and the members of each committee of our board of directors against the independence requirements of Nasdaq, the applicable rules and regulations of the SEC, and other applicable laws;
•developing and making recommendations to our board of directors regarding corporate governance guidelines and related matters; and
•overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards. During the fiscal year ended December 31, 2023, our nominating and corporate governance committee held two meetings and acted by unanimous written consent three times.

Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our stockholder director nominations policy, our amended and restated certificate of incorporation and amended and restated bylaws, our corporate governance guidelines, and the requirements of applicable law. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and amended and restated bylaws, using the same criteria to evaluate all such candidates.
Our nominating and corporate governance committee will consider recommendations for candidates to our board of directors from stockholders holding at least 1% of our fully diluted capitalization continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Any such stockholder that wishes to recommend a candidate for election to the board of directors must deliver written notice to our Corporate Secretary at 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403. The notice must include the candidate's name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the company, and evidence of the recommending stockholder’s ownership of our capital stock. The recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors’ membership.
Stockholders also have the right under our amended and restated bylaws to directly nominate director candidates, without any action or recommendation on the part of our nominating and corporate governance committee or our board of directors. For information regarding the process and required information to directly nominate candidates for membership on our board of directors, see “Questions and Answers about the Annual Meeting—What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at our 2025 annual meeting?” and our amended and restated bylaws.
Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate and, in addition, the nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Our nominating and corporate governance committee and our board of directors use a variety of qualifications for identifying and evaluating director nominees. In considering and evaluating candidates, our nominating and corporate governance committee and our board of directors consider, among other relevant factors, character, integrity, judgment, diversity, independence, area of expertise, experience, length of services, potential conflicts of interest, other commitments, the ability to exercise sound business judgment, skills that are complementary to those of the existing board of directors, the ability to support management and make signification contributions to our success, and an understanding of the fiduciary responsibilities that are required and the commitment of time and energy necessary to diligently carry out those responsibilities. In evaluating director candidates, our nominating and corporate governance committee and our board of directors will also consider the current size and composition of our board of directors, our company's operating requirements, and the long-term interests of our stockholders.
Our board of directors believes that the board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee considers the benefits of diverse viewpoints.

Stockholder Engagement and Communications with the Board of Directors
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Corporate Secretary at 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403. In accordance with our corporate governance guidelines, our Corporate Secretary or legal department, in consultation with appropriate directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the chairperson of the board of directors or the lead independent director.

Code of Ethics
We have adopted a code of business conduct and ethics that applies to, among others, our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is available under the Corporate Governance section of our website at ir.freshworks.com/corporate-governance/governance-overview. We will disclose within four business days any substantive changes in or waivers of the code of business conduct and ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure will also be made available on our website within four business days of such waiver.

Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to ensure that our board of directors has the necessary practices in place to review and evaluate Freshworks’ business operations and make decisions that are independent of our management. The corporate governance guidelines set forth the practices our board of directors follows with respect to board composition and selection, board meetings and involvement of senior management, executive officer performance evaluation and succession planning, board compensation, director education, and conflicts of interest. The corporate governance guidelines, as well as the charters for each committee of our board of directors, are posted on our website at ir.freshworks.com/corporate-governance/governance-overview.

Environmental, Social, and Governance
Embodied in our core value of care is caring for our community and environment. We consciously strive to make a positive impact on the environment and uphold our social responsibility as members of the global community.

Diversity, Equity & Inclusion
In 2020, we launched Employee Resource Groups (“ERGs”), which are inclusive, voluntary, employee-led and executive sponsored groups designed to promote inclusiveness and give everyone a chance to contribute their knowledge, skills, and unique perspectives. Our largest ERG is Women360, which focuses on inspiring, empowering, educating, and nurturing women and their allies at Freshworks.

Philanthropy
In 2019, we launched the Freshworks Software Academy (“FWSA”) in Chennai, India. FWSA is our social impact initiative for underprivileged students from low-income families in India who are unable to afford conventional college education but have the right motivation, aptitude to learn software skills and have a strong desire to start their career in technology. FWSA is a free program for students and offers a monthly stipend for students during the duration of the program, as well as high-speed internet-enabled laptops. Upon successful completion of the course, students are given an opportunity to work at Freshworks and other partner organizations.

DIRECTOR COMPENSATION
2023 Director Compensation Table
The following table sets forth certain information with respect to the compensation earned by or paid to our directors for the fiscal year ended December 31, 2023, other than Rathna Girish Mathrubootham, our Chief Executive Officer and Chairman, and Dennis Woodside, our President, each of whom is also a member of our board of directors but did not receive any additional compensation for service as a director. The compensation paid to Mr. Mathrubootham and Mr. Woodside is set forth in “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Roxanne S. Austin	—	259,858(3)	259,858
Johanna Flower	—	236,958(4)	236,958
Sameer Gandhi	—	248,453(5)	248,453
Randy Gottfried	62,000	194,997(6)	256,997
Zachary Nelson	—	239,455(7)	239,455
Barry Padgett	46,000	194,997(8)	240,997
Frank Pelzer	18,916	334,991(9)	353,906
Jennifer Taylor	—	233,458(10)	233,458
________________
(1) The amounts disclosed represent the aggregate grant date fair value of the restricted stock units granted to our non-employee directors during 2023 under our 2021 Equity Incentive Plan (the “2021 Plan”), computed in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 718. The assumptions used in calculating the grant date fair value of the restricted stock units are set forth in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the restricted stock units, or the sale of any common stock acquired under such restricted stock units.
(2) As of December 31, 2023, the number of unvested shares subject to outstanding restricted stock unit awards held by each non-employee director was as follows: Ms. Austin — 205,882 shares; Ms. Flower — 67,342 shares; Mr. Gandhi — 11,092 shares; Mr. Gottfried — 11,092 shares; Mr. Nelson — 207,972 shares; Mr. Padgett — 57,962 shares; Mr. Pelzer — 15,022 shares; and Ms. Taylor — 207,972 shares.
(3) Includes (i) an aggregate of 3,516 shares of fully-vested Class A common stock granted to Ms. Austin pursuant to her election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023 pursuant to our non-employee director compensation program, granted on April 1, 2023, July 1, 2023, October 1, 2023, and January 2, 2024, respectively, and (ii) a restricted stock unit award for 11,092 shares of our Class A common stock granted on July 1, 2023 pursuant to our amended and restated non-employee director compensation program.
(4) Includes (i) an aggregate of 2,253 shares of fully-vested Class A common stock granted to Ms. Flower pursuant to her election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023 pursuant to our non-employee director compensation program, granted on April 1, 2023, July 1, 2023, October 1, 2023, and January 2, 2024, respectively, and (ii) a restricted stock unit award for 11,092 shares of our Class A common stock granted on July 1, 2023 pursuant to our amended and restated non-employee director compensation program.
(5) Includes (i) an aggregate of 2,870 shares of fully-vested Class A common stock granted to Mr. Gandhi pursuant to his election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023 pursuant to our non-employee director compensation program, granted on April 1, 2023, July 1, 2023, October 1, 2023, and January 2, 2024, respectively, and (ii) a restricted stock unit award for 11,092 shares of our Class A common stock granted on July 1, 2023 pursuant to our amended and restated non-employee director compensation program.
(6) Represents a restricted stock unit award for 11,092 shares of our Class A common stock granted to Mr. Gottfried on July 1, 2023 pursuant to our amended and restated non-employee director compensation program.
(7) Includes (i) an aggregate of 2,387 shares of fully-vested Class A common stock granted to Mr. Nelson pursuant to his election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023 pursuant to our non-employee director compensation program, granted on April 1, 2023, July 1, 2023, October 1, 2023, and January 2, 2024, respectively, and (ii) a restricted stock unit award for 11,092 shares of our Class A common stock granted on July 1, 2023 pursuant to our amended and restated non-employee director compensation program.

(8) Represents a restricted stock unit award for 11,092 shares of our Class A common stock granted to Mr. Padgett on July 1, 2023 pursuant to our amended and restated non-employee director compensation program.
(9) Represents a restricted stock unit award for 15,022 shares of our Class A common stock granted on September 1, 2023 pursuant to our amended and restated non-employee director compensation program. The shares will vest annually over a three-year period, subject to Mr. Pelzer’s continued service as a director through each such vesting date.
(10) Includes (i) an aggregate of 2,065 shares of fully-vested Class A common stock granted to Ms. Taylor pursuant to her election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023 pursuant to our non-employee director compensation program, granted on April 1, 2023, July 1, 2023, October 1, 2023, and January 2, 2024, respectively, and (ii) a restricted stock unit award for 11,092 shares of our Class A common stock granted on July 1, 2023 pursuant to our amended and restated non-employee director compensation program.

Non-Employee Director Compensation
We have adopted an amended and restated non-employee director compensation program pursuant to which each of our directors who is not an employee or consultant of our company will be eligible to receive compensation for service on our board of directors and committees of our board of directors. Below is a description of the compensation to which our directors were entitled in 2023, as well as the changes to our director compensation program that became effective March 1, 2024.

Cash Compensation
Each eligible director will receive an annual cash retainer of $34,500 for serving on our board of directors, and the lead independent director of our board of directors will receive an additional annual cash retainer of $16,500 for his or her service. The chair of our audit committee will be entitled to an additional annual cash retainer of $20,000, the chair of our compensation committee will be entitled to an additional annual cash retainer of $15,000 and the chair of our nominating and corporate governance committee will be entitled to an additional annual cash retainer of $8,000. The members of our audit committee will be entitled to an additional annual cash retainer of $10,000, the members of our compensation committee will be entitled to an additional annual cash retainer of $7,500 and the members of our nominating and corporate governance committee will be entitled to an additional annual cash retainer of $4,000; however, in each case such cash retainer is payable only to members who are not the chair of such committee. All annual cash compensation amounts will be payable in equal quarterly installments, in arrears, on or after the last day of each fiscal quarter in which the service occurred.
Each non-employee director may elect to receive fully vested shares of our Class A common stock in lieu of his or her annual cash retainer. Such shares are issued on a quarterly basis, in arrears. In 2023, the number of such shares was calculated by dividing (1) the aggregate amount of cash compensation otherwise payable to such director by (2) the closing sales price per share of the Class A common stock on the last day of the fiscal quarter in which the service occurred, rounded down to the nearest whole share. Our non-employee director compensation program was amended and restated effective as of March 1, 2024 to provide that the number of such shares will be calculated by dividing (1) the aggregate amount of cash compensation otherwise payable to such director by (2) the average closing price of our Class A common stock over the 30 consecutive trading days immediately preceding the grant date, rounded down to the nearest whole share.

Equity Compensation
Each new eligible director who joins our board of directors will be granted restricted stock units with an aggregate fair value of $335,000 under our 2021 Plan. The restricted stock units will be granted on the next established grant date following the date the new eligible director joins our board of directors and will vest annually over a three-year period, subject to continued service as a director through each such vesting date.
On the next established grant date after each annual meeting of our stockholders, each eligible director who continues to serve as a director of our company following the meeting will be granted restricted stock units with an aggregate fair value of $195,000 under our 2021 Plan. The shares shall vest in full on the first anniversary of the grant date; provided, however, that in the event a director is up for re-election at an annual meeting of stockholders and is not elected to continue serving as a member of the board of directors at such annual meeting of stockholders, the shares shall be deemed fully vested on that annual meeting date.

Expenses
In addition, we will reimburse eligible directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board and committee meetings.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of ten members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.
Our directors are divided into the three classes as follows:
•the Class I directors are Johanna Flower, Randy Gottfried, and Barry Padgett, whose terms will expire at the annual meeting of stockholders to be held in 2025;
•the Class II directors are Roxanne S. Austin, Sameer Gandhi, Frank Pelzer, and Dennis M. Woodside, whose terms will expire at the annual meeting of stockholders to be held in 2026; and
•the Class III directors are Rathna Girish Mathrubootham, Zachary Nelson, and Jennifer Taylor, whose terms will expire at the Annual Meeting.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Freshworks. Our board of directors expects to review this structure periodically to ensure that it continues to be the appropriate board structure for our company.
Each of Mr. Mathrubootham, Mr. Nelson, and Ms. Taylor is currently a member of our board of directors, and, at the recommendation of our nominating and governance committee, has been nominated for reelection to serve as a Class III director. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2027 and until his or her successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Freshworks. Each person nominated for election has agreed to serve if elected.
Our Board of Directors Recommends
A Vote FOR The Election of Each Named Nominee.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2018. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, our audit committee is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, our audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2023 and 2022 by Deloitte & Touche LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2023 ($)	2022 ($)

Audit Fees(1)	3,224,806	3,252,946
Tax Fees (2)	19,516	120,034
Total Fees	3,244,322	3,372,980
________________
(1) “Audit fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, and statutory and regulatory filings or engagements.
(2) “Tax fees” consist of fees in connection with tax studies and tax advisory services.
Pre-Approval Policies and Procedures
Our audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The audit committee has delegated pre-approval authority to the chairperson of the audit committee, provided that any pre-approved decisions must be reported to the full audit committee at its next scheduled meeting.
Our audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
All fees described above were pre-approved by the audit committee.
Our Board of Directors Recommends
A Vote FOR The Ratification of the Appointment of Deloitte & Touche LLP
as our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with our management. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Randy Gottfried (Chair)
Zachary Nelson
Frank Pelzer

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2024. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Rathna Girish Mathrubootham	49	Chief Executive Officer and Chairman of the Board of Directors
Dennis M. Woodside	55	President and member of the Board of Directors
Tyler Sloat	50	Chief Financial Officer
Srinivasagopalan Ramamurthy	56	Chief Product Officer
Mika Yamamoto	51	Chief Customer and Marketing Officer
For Mr. Mathrubootham and Mr. Woodside’s biographies, see “Information Regarding Our Board of Directors and Corporate Governance.”
Tyler Sloat. Mr. Sloat has served as our Chief Financial Officer since April 2020. From September 2010 to April 2020, Mr. Sloat served as Chief Financial Officer of Zuora, Inc., a subscription service management software company. Mr. Sloat holds a B.A. in Economics from Boston College and an M.B.A. from Stanford University Graduate School of Business.
Srinivasagopalan Ramamurthy. Mr. Ramamurthy has served as our Chief Product Officer since October 2019. From July 2019 to December 2021, Mr. Ramamurthy also served as Operating Partner of Trinity Ventures, a venture capital firm, where he focused on investments in early-stage technology companies. From October 2013 to December 2018, Mr. Ramamurthy served as Senior Vice President of Product Development and GM, Systems Management and Security Products for Oracle Cloud at Oracle Corporation, a database software and technology company, where he oversaw product development, product management and strategy. Mr. Ramamurthy holds a B.E. in Computer Science from the College of Engineering, Guindy and a M.S. in Computer Engineering from Boston University.
Mika Yamamoto. Ms. Yamamoto has served as our Chief Customer and Marketing Officer, where she leads Freshworks’ marketing organization, SMB and commercial sales and support organization, digital implementation, and certain customer success teams, since November 2023. Prior to joining Freshworks, Ms. Yamamoto served as the Chief Customer Engagement and Marketing Officer at F5, Inc., a multi-cloud application services and security company from May 2019 to November 2023. From August 2018 to March 2019, Ms. Yamamoto served as Global President at Marketo, Inc., a marketing automation software company that was acquired by Adobe where she became SVP/GM of the Marketo business group post-acquisition, and from June 2016 to August 2018, she served as the Chief Digital Marketing Officer and CMO at SAP’s small-to-mid-size business segment. Ms. Yamamoto also previously held senior leadership roles at Amazon Books, Microsoft Windows and Microsoft Stores, Gartner Research and Accenture, establishing a strong track record of enterprise transformation to scale growth. She holds a B.A. in Commerce, Economics and Marketing from Queen’s University (Canada).

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the 2023 compensation program for our named executive officers. Our named executive officers for 2023 were:
•Rathna Girish Mathrubootham, our Chief Executive Officer and Chairman of our board of directors;
•Dennis Woodside, our President and a member of our board of directors;
•Tyler Sloat, our Chief Financial Officer;
•Srinivasagopalan Ramamurthy, our Chief Product Officer;
•Mika Yamamoto, our Chief Customer and Marketing Officer;(1)
•Stacey Epstein, our former Chief Marketing Officer;(2) and
•Pradeep Rathinam, our former Chief Revenue Officer.(3)
(1) Ms. Yamamoto joined the Company as our Chief Customer and Marketing Officer on November 20, 2023.
(2) Ms. Epstein left the Company effective September 15, 2023.
(3) Mr. Rathinam left the Company effective February 29, 2024.
This Compensation Discussion and Analysis also provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2023 executive compensation program and the compensation awarded to our named executive officers for 2023. The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the executive compensation tables and related disclosures.

Executive Summary
Our Business
Our mission is to make it fast and easy for businesses to delight their customers and employees.
We deliver modern and innovative AI-guided customer and employee service solutions that enable companies of all sizes to drive delightful engagement and increase productivity. We started with Freshdesk, our customer service product, and later expanded our offering to include Freshservice, our IT and employee service management product. Next, we introduced Freshsales and Freshmarketer, our sales force and marketing automation solutions, and Freshchat, our messaging/chat product offering. Currently, more than 67,100 businesses use our software to make engaging customers and employees more efficient and enjoyable.
Our enterprise-grade platform and products deliver the modern functionality and capabilities businesses need, while being intuitive and easy to use, rapid to onboard, agile, and affordable for organizations of all sizes. We build intelligence and automation into our products wherever possible to accelerate user productivity and allow them to quickly meet the increasing demands of their customers and employees. By accelerating time to value, increasing productivity, and lowering costs, we provide businesses with a concrete return on their investment in Freshworks. With an increased ability to delight customers and employees, businesses also benefit from improved retention, higher net promoter scores, and better business outcomes.
Businesses from approximately 170 countries around the world use Freshworks products to delight their customers and employees every day. As of December 31, 2023, over 50% of our annual recurring revenue (“ARR”) was from customers with more than 250 employees. We provide products across multiple markets in order to address the needs of businesses of all sizes that need to digitally transform to delight their customers and employees.
Our business has grown rapidly in recent periods as our customer base and operations have scaled. Our total revenue was $596.4 million, $498.0 million and $371.0 million in the years ended December 31, 2023, 2022 and 2021, respectively, representing year-over-year growth rates of 20% and 34%, respectively.

Our 2023 Business Highlights
We achieved various business and financial accomplishments in 2023 that we believe will lead to future revenue and profit growth and return stockholder value in the long term. Specifically, in 2023, we:
•Continued to increase the total revenue of the Company to $596.4 million for fiscal year 2023;
•Improved non-GAAP operating margin to 7.5%, compared to (4.5)% in 2022 (see below under “—Elements of Our 2023 Executive Compensation Program—Performance Bonuses” for the definition of this metric);
•Increased free cash flow to $77.8 million, compared to $(14.8) million from the prior year (see Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a definition of free cash flow and other information, including a reconciliation of free cash flow for the fiscal years ended December 31, 2023 and 2022 to net cash provided by (used in) operating activities);
•Surpassed $600 million in total ARR, and $300 million in ARR for Freshservice;
•Increased the number of larger customers contributing more than $50,000 in ARR by 31% year-over-year, representing approximately 48% of total ARR;
•Increased the number of customers contributing more than $5,000 in ARR by 14% year-over-year; representing approximately 89% of total ARR;
•Held our first Investor Day in September 2023, providing an update on our vision, product plans, growth strategy and financial model;
•Expanded our relationship with AWS through a Strategic Collaboration Agreement, and recognition as a finalist for Business Applications Partner of the Year;
•Named one of The Best Places to Work in 2024 in Colorado and Bellevue by BuiltIn; and
•Listed as one of the Best Mid-Cap Companies in 2024 by Forbes.

Our 2023 Compensation Highlights
Our executive compensation program has three primary elements: base salary, performance bonus, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Performance bonuses reward the achievement of short-term goals, while long-term incentives drive our named executive officers to focus on long-term sustainable stockholder value creation. Based on our performance and consistent with the design of our compensation program, the compensation committee made the following executive compensation decisions for 2023:
•Base Salaries. In March 2023, the compensation committee approved merit-based salary increases for certain of the then-serving named executive officers.
•Performance Bonuses. In early 2023, the compensation committee established rigorous and challenging 2023 performance goals for the Company under our officer cash incentive bonus plan (“Bonus Plan”), based on Net New ARR and Non-GAAP Operating Margin (see below under the heading “—Elements of Our 2023 Executive Compensation Program—Performance Bonuses” for definitions of and more details regarding these metrics).
•Long-Term Equity Incentives. In May 2023, the compensation committee granted long-term equity incentive awards in the form of restricted stock units (“RSUs”) for each of our then-serving named executive officers, other than Mr. Mathrubootham and Mr. Woodside. In addition, in November 2023, in connection with the commencement of her employment, Ms. Yamamoto received an inducement RSU award.

Notable Changes since Fiscal Year 2022
While our 2022 Bonus Plan provided for performance-based payments on a quarterly basis using annual financial targets, in early 2023, our board of directors approved the 2023 Bonus Plan, which provided for performance-based payments on a quarterly basis using quarterly financial targets (with no true-up or recoupment policies based on annual targets). This change was made for fiscal year 2023 to align the pay-out methodology with the growth and non-GAAP operating margin targets that were established to reflect the rigors of a public company cadence.

Best Compensation Practices & Policies
Our executive compensation policies and practices reinforce our “pay for performance” philosophy and ensure that compensation is meaningfully tied to the creation of long-term stockholder value. Listed below are highlights of our compensation policies and practices:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay, with a significant portion tied to our operating results and stock performance	✗	No guaranteed salary increases or incentive payments
✓	Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	✗	No significant perquisites and no tax gross-ups upon a change in control of the Company
✓	Maintain anti-hedging and anti-pledging policies	✗	No excessive risk-taking in our compensation programs
✓	Retain an independent compensation consultant reporting directly to the compensation committee	✗	No supplemental executive retirement plans or pension plans
✓	Maintain employment agreements with the named executive officers providing for specific terms of employment or severance benefits	✗	No option or stock appreciation rights granted below fair market value
✓
Review the executive compensation philosophy and strategy to ensure each component is designed to drive the desired behaviors to support business growth and stockholder value as well as ensure market competitiveness and appropriateness

✓	Maintain a clawback policy

Compensation Program Philosophy, Objectives and Elements of Compensation
We design our executive compensation program to achieve the following objectives consistent with our “pay for performance” philosophy:
•Attract and retain outstanding executives who have the technical expertise and leadership ability to drive business growth;
•Motivate and reward behavior that results in exceeding our corporate performance objectives; and
•Ensure that compensation is meaningfully tied to creation of long-term stockholder value.

We believe that Freshworks’ executive compensation program design features accomplish the following:
•Provide base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.
•Ensure a significant portion of each executive’s compensation is comprised of equity compensation with vesting periods that encourage executives to remain highly engaged and focused on long-term share price appreciation , thus aligning their interests with those of our stockholders.
•Utilize a mix of cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of Freshworks.
To achieve our compensation objectives, we provide our executive officers, including our named executive officers, with a compensation package consisting of the following elements:

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Generally reviewed annually in the first quarter of the year and determined based on a number of factors (including individual performance, internal equity, retention and our overall performance) and by reference to market data provided by our independent compensation consultant.
Quarterly Performance Bonus (at-risk cash)	Motivates and rewards executive officers for attaining rigorous quarterly corporate performance goals that relate to our key business objectives.	Target bonus amounts are generally reviewed annually during the first quarter of the year and determined based upon market data provided by our independent compensation consultant for positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are entirely dependent upon achievement of specific quarterly corporate performance objectives that are consistent with our annual operating plan and long-term strategy.
Metrics are generally determined by the compensation committee and board of directors and communicated at the beginning of the year.
Long-Term Equity Incentives (at-risk equity)	Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.	Long-term equity incentive opportunities are generally reviewed and determined annually during the first quarter of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant.
While we offer competitive current and short-term cash compensation, equity compensation is the primary incentive element of our executive compensation program. We emphasize the use of equity compensation to encourage our executive officers to focus on the growth of our overall enterprise value, which aligns with the creation of long-term value for our stockholders.
To allocate compensation among salary, performance bonus awards and equity grants, the compensation committee uses multiple considerations to establish a total compensation program for each named executive officer that it believes appropriate to achieve our corporate objectives. The considerations taken into account for each named executive officer include: market competitive pay levels for each pay component based on our peer group companies, internal parity among the Company’s executive team, and performance, potential and impact of the executive officer. The compensation committee also ensures a significant portion of the named executive officers’ total target compensation is comprised of performance-based bonus opportunities and long-term equity awards in order to align their incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation
Roles and Responsibilities of Our Compensation Committee, Management and the Board of Directors
The compensation committee is appointed by the board of directors to assist with the board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.
The compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. The compensation committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines, which may be subject to final approval by the board of directors, the principal components of compensation (base salary, performance bonus awards, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate authority to approve executive officer compensation. The compensation committee maintains guidelines covering the timing of equity award grants to our employees. The board of directors or the compensation committee typically grants equity awards on regularly scheduled dates that occur six times per year. The compensation committee will continue to evaluate its equity grant policies as we continue to evolve and grow as a public company.
Our compensation committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer evaluates and provides to the compensation committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. However, our compensation committee retains the final authority to make all compensation decisions. While our Chief Executive Officer discusses his recommendations with the compensation committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.
From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in meetings of the compensation committee or board of directors.
Members of management, including our Chief Executive Officer, may attend portions of our compensation committee meetings; however, our Chief Executive Officer is not present during decisions regarding his compensation.

Role of Compensation Consultant
During 2023, the compensation committee retained Compensia, Inc. (“Compensia”) as its independent compensation consultant due to its extensive analytical and compensation expertise relating to technology companies. In this capacity, Compensia has advised the compensation committee on compensation matters related to the executive and director compensation structure. In 2023, Compensia assisted with, among other things:
•conducting an executive market pay analysis;
•developing a group of peer companies to use as a reference in making executive compensation decisions;

•evaluating current executive pay practices and considering alternative compensation programs; and
•reviewing our director compensation policies and practices.
The compensation committee has the sole authority to engage and terminate Compensia’s services, as well as to approve its compensation. Compensia makes recommendations to the compensation committee but has no authority to make compensation decisions on behalf of the compensation committee or the Company. Compensia reported to the compensation committee and had direct access to the chairperson and the other members of the compensation committee. Beyond data and advice related to executive and director compensation matters, Compensia did not provide other services to our company in 2023.
The compensation committee has analyzed whether the work of Compensia as its compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, our compensation committee determined that the work of Compensia and the individual compensation advisors has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC and the Nasdaq listing standards.

Use of Competitive Market Compensation Data
The compensation committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee works annually with Compensia to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The compensation committee believes that the peer and market data provided by Compensia, along with other factors, is an important reference point when setting compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success. In addition to data from the group of peer group companies listed below under “Compensation Discussion and Analysis—2023 Peer Group”, we use multiple third-party market data surveys including (i) Radford Global Compensation Database: participating Bay Area SaaS companies and participating Bay Area Software Products/Services companies with revenue $200M - $1B; and (ii) Willis Towers Watson General Industry Executive Survey Report: Technology/Media/Telecommunications scope cut for companies with revenue of $400M - $800M and $800M - $2B.

2023 Peer Group
In December 2022, Compensia proposed, and the compensation committee approved, a group of companies that would be appropriate peers for 2023 compensation decisions, based on the following criteria:
•Industry: application software (primary) and broader software/services (secondary)
•Revenue: approximately 0.5x to 2.5x our last four quarters of revenue
•Market Capitalization: approximately 0.25x to 4.0x our market capitalization
•Other Factors: SaaS, high growth companies, California based, led by founder CEO
As of October 2022, our last four quarters of revenue was approximately $438 million, and our 30-day average market capitalization was at approximately $4.0 billion. In assessing the peer group, the compensation committee decided to look outside the above-listed criteria in order to include one additional company because it is a company with which we compete for talent. Ultimately, based on the above criteria and Compensia’s recommendations, the following seventeen companies were approved by the compensation committee for the purpose of informing executive pay decisions for 2023:

Amplitude, Inc.	Coupa Software, Inc.	JFrog Ltd.
AppFolio, Inc.	EngageSmart, Inc.	New Relic, Inc.
Asana, Inc.	Fastly, Inc.	Smartsheet Inc.
Braze, Inc.	Five9, Inc.	Sprinklr, Inc.
C3.ai, Inc.	GitLab, Inc.	Workiva Inc.
Confluent, Inc.	Hubspot, Inc.

Stockholder Say-on-Pay Vote
The compensation committee reviewed the results of the advisory say-on-pay vote on the compensation of our named executive officers held at our 2023 annual meeting of stockholders and incorporated the results of the vote as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (over 96%) of our stockholders voting at the 2023 annual meeting approved the compensation of our named executive officers disclosed in our 2023 proxy statement, the compensation committee determined not to make any changes to our executive compensation program as a direct result of the advisory vote.
Our stockholders also approved an advisory say-on-pay frequency proposal at our 2023 annual meeting of stockholders to hold say-on-pay advisory votes every three years. Based on this result, our next say-on-pay vote is expected to occur at our 2026 annual meeting of stockholders.

Elements of Our 2023 Executive Compensation Program
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package and are intended to provide a stable level of fixed compensation to our executive officers for performance of their day-today responsibilities. In 2023, the compensation committee targeted the 75th percentile of our peer group with respect to total target cash compensation (base salary and target performance bonus opportunity) due to the competitiveness of the market for hiring and retention of executive talent and reasonableness in relation to our peer group.
In March 2023, the compensation committee reviewed the base salaries of our then-serving named executive officers. The compensation committee approved increases to base salaries in amounts ranging from approximately 1.2% to approximately 5.3% for Mr. Ramamurthy, Ms. Epstein, and Mr. Rathinam, with such increases being determined as appropriate to bring each of their base salaries and total target cash compensation closer toward the 75th percentile of market data. Mr. Mathrubootham, Mr. Sloat, and Mr. Woodside did not receive increases to their base salaries for 2023. The 2023 base salaries of our named executive officers are reflected below.

Named Executive Officer	2023 Base Salary ($)	Percentage Increase from 2022 Base Salary (%)
Rathna Girish Mathrubootham	500,000	—
Dennis Woodside	500,000	—
Tyler Sloat	420,000	—
Srinivasagopalan Ramamurthy	420,000	1.2
Mika Yamamoto(1)	420,000	—
Stacey Epstein	400,000	5.3
Pradeep Rathinam	405,000	1.3
________________
(1) The compensation committee determined Ms. Yamamoto’s annual base salary in connection with her commencement of employment in November 2023 based on reasonableness in relation to market data and our other executive officers’ base salaries.
Performance Bonuses
Our Bonus Plan applies to our senior executives, including all of our named executive officers. The Bonus Plan provides for the opportunity to earn cash bonuses based upon the attainment of certain corporate, financial, or operational measures or objectives for each quarter of the fiscal year. The corporate performance goals and incentive formulas are adopted annually by the compensation committee at the beginning of the year and communicated to each participant.
In March 2023, our compensation committee reviewed the 2023 target bonuses for our then-serving named executive officers. The target bonus amounts were chosen based on applicable market data comparisons provided by Compensia and input from our Chief Executive Officer (with respect to our then-serving named executive officers other than Mr. Mathrubootham). The 2023 target bonuses of our named executive officers are reflected below and each participant’s target bonus amount corresponds to attainment of 100% of the corporate performance goals.

Named Executive Officer	2023 Target Bonus Amount ($)
Rathna Girish Mathrubootham	500,000
Dennis Woodside	500,000
Tyler Sloat	290,000
Srinivasagopalan Ramamurthy	290,000
Mika Yamamoto(1)	270,000
Stacey Epstein	230,000
Pradeep Rathinam(2)	405,000
________________
(1) The compensation committee determined Ms. Yamamoto’s target bonus in connection with her commencement of employment in November 2023 based on reasonableness in relation to market data and our other executive officers’ target bonuses. Ms. Yamamoto participated in the 2023 Bonus Plan on a prorated basis for fiscal year 2023.
(2) The compensation committee determined to increase Mr. Rathinam’s target bonus in connection with his commencement of his new role of Chief Revenue Officer in 2023 based on reasonableness in relation to market data.
2023 Performance Goals
For 2023, our board of directors determined that the Bonus Plan would provide for payouts of performance-based bonuses on a quarterly basis and set quarterly performance targets. The compensation committee, with input from management, approved Net New ARR as the primary performance measure used to determine bonus payments under the Bonus Plan for the 2023 plan year. “Net New ARR” is an operating measure that we define as bookings less churn and excludes the impact of foreign currency exchange rates and ARR from acquisitions (as such terms are used in the ordinary course by the Company’s finance group and as determined by the Company’s Chief Financial Officer). The payment as a percentage of the target bonus amount was calculated using interpolation of actual achievement of Net New ARR versus target for such quarter (to determine the applicable attainment range) relative to the payout range in accordance with the following: (1) if attainment of Net New ARR was below 85% of target, there was 0% payout of the target bonus; (2) if attainment of Net New ARR was at or above 85% through below 90% of target, there was 75% to 90% payout of the target bonus; (3) if attainment of Net New ARR was at or above 90% through at or below 100% of target, there was 90% to 100% payout of the target bonus; (4) if attainment of Net New ARR was above 100% through at or below 115% of target, there was 100% to 125% payout of the target bonus; and (5) if attainment of Net New ARR was above 115% attainment, there was 125% to 175% payout of the target bonus.
In addition to Net New ARR, Non-GAAP Operating Margin was also included as a “gating” performance measure used to set a required threshold level of financial performance before quarterly bonus payments based on Net New ARR achievement would be made. Non-GAAP Operating Margin is a non-GAAP financial measure, which represents the GAAP income (loss) from operations as a percentage of total revenue, excluding the impact of stock-based compensation, amortization of acquired intangibles and acquisition related expenses.
The compensation committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue and managing our expenses. The Company manages its business based on these measures as it believes Net New ARR is an indicator of future long-term revenue growth and Non-GAAP Operating Margin is an important indicator of our ability to effectively manage operating expenses given our revenue growth. In addition, we believe that Non-GAAP Operating Margin as a supplement to GAAP financial measures, is useful to investors in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance.

Target levels for the 2023 performance goals were set in February 2023 for the full year, with the quarterly target levels for each performance and gate metric for 2023 as set forth in the table below.

	Q1 FY23 Target	Q2 FY23 Target	Q3 FY23 Target	Q4 FY23 Target
Performance Metric
Net New ARR (millions $)	24.9	28.0	30.1	34.6
Gate Metric
Non-GAAP Operating Margin (%)	(6.5)	(5.1)	0.3	4.2
The target level for Net New ARR was set to reward strong management performance in light of our strategic objectives and economic conditions at the time. The compensation committee believed such a target would drive the appropriate amount of focus on propelling growth without detracting from our ultimate performance as a whole.
2023 Bonus Payments
In accordance with the payout methodology set forth above, following the completion of each quarter of 2023, the compensation committee assessed achievement of our performance goals for that quarter of the 2023 plan year. The table below indicates whether we attained our target achievement levels for our corporate performance and gate metrics in each quarter of fiscal year 2023.

	Q1 FY23 Attainment	Q2 FY23 Attainment	Q3 FY23 Attainment	Q4 FY23 Attainment
Performance Metric
Net New ARR (millions $)	25.5	27.6	25.7	31.5
Gate Metric
Non-GAAP Operating Margin (%)	2.8	8.1	11.3	7.2
The total amount of corporate bonus earned by each named executive officer are set forth in the following table:

Named Executive Officer	Aggregate Bonus Earned ($)	Percentage of 2023 Target Variable Pay (%)(4)
Rathna Girish Mathrubootham	461,644(1)	92.3
Dennis Woodside	461,644	92.3
Tyler Sloat	265,191	92.2
Srinivasagopalan Ramamurthy	266,472	92.3
Mika Yamamoto(2)	28,307	91.1
Stacey Epstein(3)	112,904	49.6
Pradeep Rathinam	321,406	90.7
________________
(1) As further described in our proxy statement for our 2023 annual meeting of the stockholders under “Compensation Discussion and Analysis—Elements of Our 2022 Executive Compensation Program—Performance Bonuses,” we did not meet our annual Net New ARR target under the Bonus Plan in 2022, and the 2022 bonus amounts paid to the applicable named executive officers as advance payouts under the Bonus Plan were eligible to be recouped. Our board of directors exercised discretion to waive such recoupment, but Mr. Mathrubootham declined the recoupment waiver. Accordingly, Mr. Mathrubootham’s 2023 bonus amount was reduced by $61,151. The table above shows the full 2023 bonus amount actually earned based on performance, prior to such reduction.
(2) Ms. Yamamoto commenced employment in November 2023 and therefore participated in the 2023 Cash Incentive Plan on a prorated basis for fiscal year 2023. Ms. Yamamoto’s 2023 Target Variable Pay is prorated to reflect her start date.
(3) Ms. Epstein left the Company effective September 15, 2023 and therefore participated in the 2023 Cash Incentive Plan on a prorated basis for fiscal year 2023. Ms. Epstein’s 2023 Target Variable Pay reflects what her Target Variable Pay would have been for the full year.
(4) The 2023 Target Variable Pay reflects the actual target variable pay in effect for each named executive officer for fiscal year 2023, taking into account any annual compensation cycle increases to the named executive officer’s target variable pay that took effect on April 1, 2023.

Long-Term Equity Incentives
We grant equity incentive awards to directors, employees and certain consultants of our company and our affiliates to enable us to obtain and retain services of these individuals, which we believe is essential to our long-term success. Individual long-term equity incentive grants are determined by the compensation committee based on a number of factors, including current corporate and individual performance, the retention value of outstanding equity holdings, historical value of prior stock grants, internal equity among executives and market data provided by our independent compensation consultant.
In May 2023, as part of the Company’s annual equity refresh award cycle to its employees, our compensation committee granted RSUs to our then-serving named executive officers, other than Mr. Mathrubootham and Mr. Woodside. The 2023 annual award amounts were designed to target approximately the 75th percentile of our peer group because the compensation committee was primarily concerned with increasing the competitiveness of our named executive officers’ total compensation opportunity. The compensation committee considered applicable market data comparisons provided by Compensia, input from our Chief Executive Officer with respect to performance and desired retention incentives related to certain executive officers and the scope and impact of the individual officer’s role and responsibilities. The RSUs vest over a four-year period from the date of grant, subject to the named executive officer’s continued service through each vesting date.
The following table sets forth the annual RSUs granted to our named executive officers in 2023:

Named Executive Officer	Annual RSU Award (# of RSUs)	Value of Annual RSU Award ($)
Rathna Girish Mathrubootham(1)	—	—
Dennis Woodside(2)	—	—
Tyler Sloat	346,385	4,600,000
Srinivasagopalan Ramamurthy	338,855	4,500,000
Mika Yamamoto(3)	—	—
Stacey Epstein	225,903	3,000,000
Pradeep Rathinam	320,030	4,250,000
________________
(1) Mr. Mathrubootham was not granted any RSUs in 2023 because he received one-time equity awards in September 2021 that were designed to cover at least four years of his equity incentive compensation. In February 2024, the board of directors approved the cancellation of Mr. Mathrubootham’s PRSU award (as defined below) effective March 1, 2024. For more information about these awards, please refer to “—Multiyear Grants to Mr. Mathrubootham” below.
(2) Mr. Woodside was granted RSU and option awards in connection with the commencement of his employment in September 2022 and therefore, in accordance with the terms of his offer letter, was not eligible for a grant of RSUs in 2023.
(3) Ms. Yamamoto was granted an RSU award in connection with the commencement of her employment in 2023. For more information about her award, please refer to “—Inducement Awards” below.
Multi-year Grants to Mr. Mathrubootham
As previously disclosed, on September 12, 2021, in recognition of Mr. Mathrubootham’s instrumental role in achieving our strategic and business goals and the significant potential impact of his role on an ongoing basis, our board of directors approved grants of (1) a time-vesting RSU award in respect of 3,000,000 shares that vests in equal quarterly installments over four years, and (2) an RSU award in respect of up to 6,000,000 shares that was subject to both a continued service requirement and certain stock price hurdle requirements that could be achieved over a seven-year performance period (the “PRSU award”). These awards were designed to provide multi-year retention incentives for Mr. Mathrubootham and to align achievement of business and operating objectives with long-term stockholder value creation. At the time that the PRSU award was granted, our board of directors believed that achievement of the performance targets at or above the stock price hurdle requirements described below would result in significant value for our stockholders over the performance period. Given the multi-year structure, our board of directors determined when the PRSU award was granted in 2021 that Mr. Mathrubootham would not be granted additional equity-based incentive awards for at least the next four years and so as noted above, Mr. Mathrubootham did not receive any additional equity awards in 2022 or 2023.

In February 2024, our compensation committee and board of directors decided to cancel Mr. Mathrubootham’s PRSU award effective March 1, 2024. In making this determination, our compensation committee and board of directors considered the fact that while long-term equity incentive programs align the interests of executives and the Company’s stockholders over the long term, as a result of macroeconomic conditions that were entirely outside the control of the Company’s leadership team, the stock price hurdles were too far ahead of the current stock price for the PRSU award to have the retention value expected at the time the award was granted. In connection with the cancellation of the PRSU award, Mr. Mathrubootham received new performance-based RSUs ("PRSUs”) and time-based RSUs with an aggregate fair value of $19,000,000 in accordance with the equity program offered to all other named executive officers (for more information see “—Changes for Our 2024 Executive Compensation Program” below).
Inducement Awards
In December 2023, in connection with the commencement of Ms. Yamamoto’s employment, she was granted an inducement RSU award valued at $8 million. All inducement awards were granted under our Inducement Plan (for more information see “—Inducement Plan” below). The compensation committee considered Ms. Yamamoto’s lack of outstanding equity holdings, necessary retention value, historical value of our stock, internal equity among executives and market data provided by Compensia to determine that these awards were appropriate to induce Ms. Yamamoto to commence her employment with us. This RSU award will vest over a two-year period, with 50% of the shares subject to the award vesting on the first anniversary of the grant date and the remaining shares vesting in equal quarterly installments thereafter. Per Ms. Yamamoto’s offer letter, subject to her remaining employed by Freshworks at the time of grant, we anticipate that she will receive a grant of RSUs with a value of $4 million on or around January 2, 2026. This award will vest over a two-year period in equal quarterly installments.
Changes for Our 2024 Executive Compensation Program
Each year the compensation committee reviews and considers whether further refinements to our compensation program are needed. We believe that strong long-term corporate performance can be achieved with a compensation program that encourages a multi-year focus by our executive officers through the use of equity compensation, the value of which depends on the achievement of certain Company performance targets. For this reason, and to further align the interests of our executive officers with the interests of our stockholders, the compensation committee and board of directors have approved the grant of a mix of time-based RSUs and PRSUs that are based on performance measures of the business. Our board of directors approved the grant of PRSUs, effective March 1, 2024, to our current named executive officers, including Mr. Mathrubootham.
Seventy percent of the value of each executive’s 2024 annual long-term equity incentive award was granted in the form of time-based RSUs that will vest in equal quarterly installments over four years, subject to the recipient’s continued service as of each vesting date. Thirty percent of the value of each executive’s annual long-term equity incentive award was granted in the form of PRSUs. The number of PRSUs that are earned will be based on Freshworks’ achievement of certain revenue and free cash flow targets over the performance period from January 1, 2024 through December 31, 2024 (the “performance period”). One third of the PRSUs earned, if any, will vest upon the compensation committee’s certification of the achievement of the revenue and free cash flow targets over the performance period and the remainder will vest in equal quarterly installments over the subsequent two years, subject to the recipient’s continued service as of each vesting date.
Our board of directors intends that future equity grants will continue to be awarded as a combination of PRSUs and RSUs. The introduction of PRSUs with financial metrics in 2024 aligns with our pay-for-performance philosophy and better aligns us with the practices of our peer companies.
Other Features of Our Compensation Program
Employment Offer Letters
We entered into offer letters with each of our current named executive officers setting forth the terms and conditions of employment. These agreements provide for “at will” employment with the Company and certain change of control and severance terms. See below under the heading, “Executive Compensation—Employment Arrangements” for more information.
Severance and Change in Control Benefits

Each of our current named executive officers is eligible for certain single and double-trigger severance benefits pursuant to their employee offer letters as described under “—Potential Payments upon Termination or Change in Control” below. In addition, Ms. Epstein, whose employment with the Company terminated in September 2023, received certain severance benefits in connection with her termination of employment as described following the table under “—Potential Payments upon Termination or Change in Control” below.
The compensation committee believes that the limited severance benefits granted to our named executive officers upon a termination without cause is a competitive market feature to attract and retain high caliber executive officers because it allows our executives to receive value in the event of certain terminations of employment that are beyond their control and to aid in orderly transitions. The compensation committee also believes that the double-trigger structure of our change in control severance benefits avoids an unintended windfall to executives in the event of a friendly change in control, but still provides them appropriate incentives to remain an employee in good standing during periods surrounding a change in control transaction in which they believe they could lose their jobs.
Inducement Plan
In August 2022, the compensation committee adopted an inducement plan (the “Inducement Plan”) pursuant to which the Company reserved 10,000,000 shares of Class A common stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Company, as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, and other awards. The Inducement Plan was adopted by the Company without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Marketplace Rules.
401(k) Plan
Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). Since inception of the 401(k) plan, the Company has not made any company matching or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Employee Benefit Plans
Our named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) plan (see the section above titled “401(k) Plan”), medical, dental, vision, disability, life, and accidental death and dismemberment insurance, in each case on the same basis as other employees. We do not currently have qualified or nonqualified defined benefit plans or deferred compensation plans, nor do we offer pension or other retirement benefits, other than our 401(k) plan. Our compensation committee may elect to adopt such plans in the future if it determines that doing so is in our best interests.
Perquisites
We typically do not, but may, from time to time, offer perquisites or personal benefits to our named executive officers, including, for example, providing reasonable relocation or signing bonuses to our named executive officers as the compensation committee determines appropriate to assist such individuals to commence employment with us.

Tax and Accounting Considerations
As a general matter, the compensation committee reviews and considers the various tax and accounting implications of compensation programs we utilize.

Code Section 162(m)
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Code Section 409A
Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G
Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long- term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the compensation committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. The compensation committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Compensation Policies and Practices
Compensation Recovery (“Clawback”) Policy
In October 2023, we adopted an incentive compensation recoupment, or “clawback,” policy in connection with the SEC’s adoption of final guidance regarding the clawback rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our clawback policy, if we are required to prepare an accounting restatement for any fiscal quarter or year due to our material noncompliance with any financial reporting requirement under federal securities laws, we must seek recoupment of the full amount of the incentive compensation that was granted, vested or paid during the 36-month period preceding the restatement obligation (“Lookback Period”) from current executive officers or former executive officers who received incentive compensation during the Lookback Period.
Hedging and Pledging of Securities
We believe it is improper and inappropriate for any person associated with Freshworks to engage in short-term or speculative transactions involving the Company's securities. Our directors, officers and employees are, therefore, prohibited from engaging in short sales and buying or selling puts, calls, options or other derivative securities of the Company.
Our Insider Trading Policy also prohibits our directors, officers and employees from engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company's equity securities, whether they are granted to such individual by the Company as part of such person's compensation or otherwise held, directly or indirectly, by such individual.
In addition, we prohibit our executive officers, all other employees and the non-employee members of our board of directors from purchasing or holding our common stock in a margin account. We also prohibit pledging our common stock as collateral for a loan.
Risk Assessment Concerning Compensation Practices and Policies
Our compensation committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short-term and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our compensation committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company as a whole. Further, our compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual performance bonus opportunity, if any, which is based on a performance metrics), and long-term compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

Compensation Committee Report*
The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the members of the compensation committee of the board of directors:
Sameer Gandhi (Chair)
Johanna Flower
Randy Gottfried
Barry Padgett
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023, except as otherwise noted.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Rathna Girish Mathrubootham	2023	500,000	—	—	—	461,644	540(6)	962,184
Chief Executive Officer and Chairman	2022	453,750	—	—	—	61,151	1,710(6)	516,611
	2021	315,000	—	233,414,700	—	296,980	1,041(6)	234,027,721
Dennis Woodside(3)	2023	500,000	—	—	—	461,644	540(6	962,184
President and Director	2022	166,667	—	23,180,863	14,999,995	—	876(6)	38,348,401
Tyler Sloat	2023	420,000	—	4,599,993	—	265,191	540(6)	5,285,723
Chief Financial Officer	2022	418,750	—	4,999,984	—	41,425	1,710(6)	5,461,869
	2021	411,250	—	—	—	187,007	1,041(6)	599,298
Srinivasagopalan Ramamurthy	2023	418,750	—	4,499,994	—	266,472	22,357(4)	5,207,573
Chief Product Officer	2022	403,750	—	5,999,970	—	37,479	4,902(6)	6,446,101
	2021	365,000	—	6,038,025	—	172,571	1,596(6)	6,577,192
Mika Yamamoto(5)	2023	49,318	—	7,999,988	—	28,307	219(6)	8,077,831
Chief Customer and Marketing Officer
Stacey Epstein(7)	2023	278,333	—	2,999,992	—	112,904	173,230(8)	3,564,460
Former Chief Marketing Officer	2022	380,000	—	1,999,972	—	33,534	2,622(6)	2,416,128
	2021	306,679	—	17,476,360	—	132,519	1,493(6)	17,917,051
Pradeep Rathinam(9)	2023	403,750	—	4,249,998	—	321,406	17,572(10)	4,992,727
Former Chief Revenue Officer
________________
(1) The amounts disclosed for 2023 represent the aggregate grant date fair value of the restricted stock units granted to our named executive officers under our 2021 Plan and, in the case of Ms. Yamamoto, our Inducement Plan, computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the equity awards are set forth in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the restricted stock units or the sale of any common stock underlying such restricted stock units.
(2) The amounts disclosed for 2023 represent amounts earned under our Bonus Plan with respect to 2023 performance. As further described in our proxy statement for our 2023 annual meeting of the stockholders under “Compensation Discussion and Analysis—Elements of Our 2022 Executive Compensation Program—Performance Bonuses,” we did not meet our annual Net New ARR target under the Bonus Plan in 2022, and the 2022 bonus amounts paid to the applicable named executive officers as advance payouts under the Bonus Plan were eligible to be recouped. Our board of directors exercised discretion to waive such recoupment, but Mr. Mathrubootham declined the recoupment waiver. Accordingly,

Mr. Mathrubootham’s 2023 bonus amount was reduced by $61,151 and, of the amount disclosed in the table above for 2023, Mr. Mathrubootham received payment of $400,493.
(3) Mr. Woodside was hired as our President in September 2022 and as such was not a named executive officer for fiscal year 2021. His annualized base salary as of December 31, 2022 was $500,000.
(4) Includes: (i) $540, representing life insurance premiums paid on behalf of Mr. Ramamurthy and (ii) $21,817 in connection with the attendance of his spouse at the Company’s President Club event consisting of: (a) $11,792 of actual costs that were included as part of Mr. Ramamurthy’s compensation and (b) $10,025 representing a tax gross-up related to the inclusion of such amount in compensation.
(5) Ms. Yamamoto was hired as our Chief Customer and Marketing Officer in November 2023 and as such was not a named executive officer for fiscal year 2022 or 2021. Her annualized base salary as of December 31, 2023 was $420,000.
(6) Represents life insurance premiums paid on behalf of the named executive officers.
(7) Ms. Epstein was hired as our Chief Marketing Officer in March 2021. Her annualized base salary as of December 31, 2021 was $380,000. Ms. Epstein’s employment with us ended in September 2023. Her annualized base salary for fiscal year 2023 as of September 15, 2023 was $400,000.
(8) Includes (i) $383 of life insurance premiums paid on behalf of Ms. Epstein and (ii) the following components of her severance benefits: (a) $116,668, representing the portion of her six month post-termination salary continuation that was paid in 2023, (b) $7,596, representing the portion of her six-month post-termination payment of the cost of COBRA continuation coverage under our group health plans for October through December 2023, and (c) $48,584, representing the pro-rated portion of her target annual performance bonus for 2023, paid in one lump sum in November 2023. Excludes $3,411,985, representing accelerated vesting of time-based requirements for equity awards held by Ms. Epstein as of her termination date as to the number of shares that would have vested during the six-month period following her termination date. For additional information, see “—Potential Payments Upon Termination or Change in Control” below.
(9) Mr. Rathinam was not a named executive officer for fiscal year 2021 or 2022.
(10) Includes: (i) $540, representing life insurance premiums paid on behalf of Mr. Rathinam and (ii) $17,032 in connection with the attendance of his spouse at the Company’s President Club event consisting of (a) $10,330 of actual costs that were included as part of Mr. Rathinam’s compensation and (b) $6,702 representing a tax gross-up related to the inclusion of such amount in compensation.
Grants of Plan-Based Awards in 2023

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)
Rathna Girish Mathrubootham			93,750	500,000	875,000	—	—
Dennis Woodside			93,750	500,000	875,000
Tyler Sloat			54,375	290,000	507,500	—	—
	May 1, 2023	March 24, 2023	—	—	—	346,385	4,599,993
Srinivasagopalan Ramamurthy			54,375	290,000	507,500	—	—
	May 1, 2023	March 24, 2023	—	—	—	338,855	4,499,994
Mika Yamamoto			50,625	270,000	472,500	—	—
	December 1, 2023	September 22, 2023	—	—	—	377,180	7,999,988
Stacey Epstein(4)			43,125	230,000	402,500
	May 1, 2023	March 24, 2023	—	—	—	225,903	2,999,992
Pradeep Rathinam			75,938	405,000	708,750
	May 1, 2023	March 24, 2023	—	—	—	320,030	4,249,998
________________
(1) Represents annual cash bonus target opportunity pursuant to our annual discretionary cash performance-based bonus program, the terms of which are summarized under “Compensation Discussion and Analysis—Elements of Our 2023 Executive Compensation Program” above and do not represent actual compensation earned by our named executive officers for the year ended December 31, 2023. The amount shown in the “Threshold” column represents 18.75% of the target cash bonus opportunity and the amount shown in the “Maximum” column represents 175% of the target cash bonus opportunity. For the actual amounts paid to each of the other named executive officers, see the “Summary Compensation Table” above and the applicable footnotes.
(2) Shares reported represent awards of RSUs granted pursuant to our 2021 Plan and, in the case of Ms. Yamamoto, our Inducement Plan. Each award is subject to service-based vesting criteria described in the footnotes to the table below titled “Outstanding Equity Awards as of December 31, 2023,” except as otherwise indicated in the footnotes to this table.

(3) The amounts disclosed represent the aggregate grant date fair value of the RSUs granted under our 2021 Plan and, in the case of Ms. Yamamoto, our Inducement Plan, computed in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. This amount does not reflect the actual economic value that may be realized by each named executive officer.
(4) An aggregate of 183,547 shares subject to RSUs granted to Ms. Epstein in fiscal year 2023 were forfeited upon her departure in September 2023.

Outstanding Equity Awards as of December 31, 2023
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2023.

Name	Grant Date	Vesting Commencement Date	Option Awards(1)				Stock Awards(1)
			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Rathna Girish Mathrubootham	August 26, 2020(3)	July 1, 2020	—	—	—	—	337,500	7,927,875	—	—
	September 12, 2021(4)	September 12, 2021	—	—	—	—	—	—	6,000,000	140,940,000
	September 12, 2021(5)	November 1, 2021	—	—	—	—	1,500,000	35,235,000	—	—
Dennis Woodside	September 1, 2022(6)	September 1, 2022	567,493	1,248,487	13.61	August 31, 2032	—	—	—	—
	September 1, 2022(7)	September 1, 2022	—	—	—	—	1,191,094	27,978,798	—	—
Tyler Sloat	May 15, 2020(8)	April 13, 2020	—	—	—	—	187,500	4,404,375	—	—
	May 1, 2022(5)	May 1, 2022	—	—	—	—	137,590	3,231,989	—	—
	May 1, 2022(9)	May 1, 2022	—	—	—	—	41,276	969,573	—	—
	May 1, 2023(5)	May 1, 2023	—	—	—	—	303,087	7,119,514	—	—
Srinivasagopalan Ramamurthy	May 17, 2021(5)	April 1, 2021	—	—	—	—	131,250	3,083,063	—	—
	May 1, 2022(5)	May 1, 2022	—	—	—	—	171,987	4,039,975	—	—
	May 1, 2022(9)	May 1, 2022	—	—	—	—	41,276	969,573	—	—
	May 1, 2023(5)	May 1, 2023	—	—	—	—	296,499	6,964,762	—	—
Mika Yamamoto	December 1, 2023(10)	December 1, 2023	—	—	—	—	377,180	8,859,958	—	—
Stacey Epstein(11)	—	—	—	—	—	—	—	—	—	—
Pradeep Rathinam	May 15, 2020(5)	January 13, 2020	—	—	—	—	15,000	352,350	—	—
	May 15, 2020(3)	January 13, 2020	—	—	—	—	28,190	662,183	—	—
	May 17, 2021(5)	April 1, 2021	—	—	—	—	34,190	803,123	—	—
	May 1, 2022(5)	May 1, 2022	—	—	—	—	34,397	807,986	—	—
	May 1, 2022(9)	May 1, 2022	—	—	—	—	371,490	8,726,300	—	—
	May 1, 2023(5)	May 1, 2023	—	—	—	—	280,027	6,577,834	—	—
________________
(1) All of the equity awards listed in this table were granted under our 2011 Plan, our 2021 Plan or our Inducement Plan, the terms of which plans are described below under “—Employee Benefit and Stock Plans.”
(2) Calculated by multiplying the number of PRSUs that have not vested or have not been earned, as applicable, by the closing price ($23.49) of our Class A common stock on December 29, 2023, the last trading day before the end of our fiscal year ended 2023, as reported by Nasdaq.
(3) 1/4th of the shares subject to the restricted stock unit award vest on the first anniversary of the vesting commencement date, and thereafter 1/8th of the shares subject to the restricted stock unit vest every six months over 36 months, subject to the executive officer’s continued service with us as of each such date.

(4) The restricted stock unit award subject to performance requirements is divided into five equal tranches that may be earned over a period of approximately seven years, subject to both (a) Mr. Mathrubootham’s continued service with us through the dates specified and (b) Freshworks’ achievement of a specified price per share, as described below under “—Equity Based Incentive Awards—Rathna Girish Mathrubootham.” The number of shares subject to the award assumes target achievement of all five tranches. This award was cancelled effective March 1, 2024. For additional information regarding this award and the cancellation thereof, please see “—Multi-year Grants to Mr. Mathrubootham” above.
(5) The shares subject to the restricted stock unit award will vest in equal quarterly installments over four years, subject to the executive officer’s continued service with us as of each such date.
(6) 1/4th of the shares subject to the option grant vests on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal quarterly installments thereafter, subject to Mr. Woodside’s continued service with us as of each such date. The per share exercise price of the options is equal to the closing price of one share of our Class A common stock on August 31, 2022.
(7) 1/4th of the shares subject to the restricted stock unit award vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal quarterly installments thereafter, subject to the executive officer’s continued service with us as of each such date.
(8) 1/4th of the shares subject to the restricted stock unit award vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal monthly installments thereafter for 36 months, subject to the executive officer’s continued service with us as of each such date.
(9) 1/4th of the shares subject to the restricted stock unit award vest on each annual anniversary of the vesting commencement date, subject to the executive officer’s continued service with us as of each such date.
(10) 1/2 of the shares subject to the restricted stock unit award shall vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal quarterly installments thereafter for 12 months.
(11) Ms. Epstein’s employment with us ended in September 2023 and she had no outstanding equity awards as of December 31, 2023.

Option Exercises and Stock Vested in 2023

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Rathna Girish Mathrubootham	—	—	1,129,100	18,683,819
Dennis Woodside	—	—	541,407	11,955,350
Tyler Sloat	—	—	674,593	11,632,867
Srinivasagopalan Ramamurthy	—	—	500,869	8,445,214
Mika Yamamoto	—	—	—	—
Stacey Epstein(2)	—	—	418,783	7,531,672
Pradeep Rathinam	—	—	286,773	4,385,785
________________
(1) The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date. The value realized on vesting does not reflect the actual value received by each named executive officer because a portion of the shares reflected in the table above were withheld by us to satisfy the named executive officer’s tax withholding obligations.
(2) Includes 176,057 shares acquired upon the acceleration of vesting of RSUs held by Ms. Epstein in connection with her departure in September 2023.

Bonus Plan
In addition to base salaries, our named executive officers are eligible to receive performance-based cash bonuses pursuant to our Bonus Plan, which is designed to provide appropriate incentives to our executives to achieve defined performance goals. Under our Bonus Plan, our board of directors or compensation committee establishes specified performance periods during which participants, including our named executive officers, are eligible to earn a performance-based cash bonus based on achievement of performance goals established by our board of directors or compensation committee.

Equity-Based Incentive Awards

During the fiscal year ended December 31, 2023, we have granted restricted stock units to each of our named executive officers, other than Mr. Mathrubootham and Mr. Woodside, pursuant to the 2021 Plan or the Inducement Plan, the terms of which are described below.
Rathna Girish Mathrubootham
Mr. Mathrubootham did not receive any equity-based incentive awards in 2023. See “—Multi-year Grants to Mr. Mathrubootham” in the “Compensation Discussion and Analysis” above for more information regarding Mr. Mathrubootham’s 2021 restricted stock and performance-based restricted stock unit awards. Mr. Mathrubootham’s 2021 performance-based restricted stock unit award was cancelled effective March 1, 2024.

Dennis Woodside
Mr. Woodside did not receive any equity-based incentive awards in 2023.

Tyler Sloat
Effective as of May 1, 2023, Mr. Sloat received a restricted stock unit award for 346,385 shares of our Class A common stock, which shall vest in equal quarterly installments over four years, subject to Mr. Sloat’s continued service as of each such date.

Srinivasagopalan Ramamurthy
Effective as of May 1, 2023, Mr. Ramamurthy received a restricted stock unit award for 338,855 shares of our Class A common stock, which shall vest in equal quarterly installments over four years, subject to Mr. Ramamurthy’s continued service as of each such date.

Mika Yamamoto
Effective as of December 1, 2023, Ms. Yamamoto received a restricted stock unit award for 377,180 shares of our Class A common stock, which shall vest over two years with 50% of the shares subject to the award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter. This equity award was granted under the Inducement Plan, which was adopted by the compensation committee under an exception to the Nasdaq listing standards’ stockholder approval requirement for the issuance of securities with regard to grants to our employees or employees of our subsidiaries as an inducement material to such individuals entering into employment with us or our subsidiaries.

Stacey Epstein
Effective as of May 1, 2023, Ms. Epstein received a restricted stock unit award for 225,903 shares of our Class A common stock, which was to vest in equal quarterly installments over four years, subject to Ms. Epstein’s continued service as of each such date. Ms. Epstein left the Company effective September 15, 2023.

Pradeep Rathinam
Effective as of May 1, 2023, Mr. Rathinam received a restricted stock unit award for 320,030 shares of our Class A common stock, which was to vest in equal quarterly installments over four years, subject to Mr. Rathinam’s continued service as of each such date. Mr. Rathinam left the Company effective February 29, 2024. In connection with his departure, Mr. Rathinam received six months of vesting acceleration for each of his outstanding equity awards, including the restricted stock unit award granted effective as of May 1, 2023.

Employment Arrangements
In August 2021, we entered into confirmatory offer letter agreements setting forth the terms and conditions of employment for Messrs. Mathrubootham, Sloat and Ramamurthy. In August 2022 and in November 2023, we entered into offer letter agreements with Mr. Woodside and Ms. Yamamoto, respectively, upon each of their hiring setting forth the terms and conditions of his or her employment. These agreements provide for at-will employment and include the change of control and severance terms described in the table under “—Potential Payments Upon Termination or Change in Control” below. Each of our named executive officers has executed our standard form of confidential information and inventions assignment agreement.

Potential Payments upon Termination or Change in Control

Name	Termination Without Cause or Resignation for Good Reason without a Change of Control:		Termination without Cause with a Change of Control:		Resignation for Good Reason with a Change of Control:
	Equity Acceleration(1) ($)	Cash Severance ($)	Equity Acceleration(1) ($)	Cash Severance ($)	Equity Acceleration(1) ($)	Cash Severance ($)
Rathna Girish Mathrubootham	12,772,688(2)	1,000,000(2)	43,162,875(3)	1,500,000(3)	43,162,875(3)	1,500,000(3)
Dennis Woodside	7,329,782(2)	1,000,000(2)	40,313,850(3)	1,500,000(3)	40,313,850(3)	1,500,000(3)
Tyler Sloat	6,391,042(4)	500,000(4)	15,725,451(5)	710,000(5)	8,054,510(6)	355,000(6)
Srinivasagopalan Ramamurthy	3,153,861(4)	500,000(4)	15,057,372(5)	710,000(5)	5,984,500(6)	355,000(6)
Mika Yamamoto	—	480,000(4)	8,859,958(5)	690,000(5)	4,429,979(6)	345,000(6)
________________
(1) The value of stock option and RSU award vesting acceleration is based on the closing price of $23.49 per share of our Class A common stock as of December 29, 2023 (the last business day of the fiscal year ended December 31, 2023), minus, in the case of stock options, the exercise price of the unvested stock options subject to acceleration.
(2) Pursuant to each of Mr. Mathrubootham and Mr. Woodside’s respective offer letter agreements, in the event that Mr. Mathrubootham or Mr. Woodside’s employment is terminated, other than during the period commencing three months prior to or ending 12 months following the effective date of a “change in control” (change in control period), by us without “cause” or by Mr. Mathrubootham or Mr. Woodside for “good reason” (each, as defined in Mr. Mathrubootham and Mr. Woodside’s offer letter agreement, respectively), and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for 12 months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following their termination date, an amount equal to a pro-rata portion of their target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Mathrubootham or Mr. Woodside as of his termination date as to the number of shares that would have vested during the six-month period following their termination date.
(3) In the event that Mr. Mathrubootham or Mr. Woodside’s employment is terminated by us without cause or by Mr. Mathrubootham or Mr. Woodside for good reason, in either case, during the change in control period, and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for 18 months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 18 months following their termination date, an amount equal to 150% of their target annual performance bonus for the year in which their termination date occurs, and accelerated vesting of all time-based requirements for equity awards held by Mr. Mathrubootham or Mr. Woodside as of their termination date, respectively.
(4) Pursuant to each of Mr. Sloat, Mr. Ramamurthy, and Ms. Yamamoto’s respective offer letter agreements, in the event that Mr. Sloat, Mr. Ramamurthy, or Ms. Yamamoto’s employment is terminated, other than during a change in control period, by us without “cause” (as defined in Mr. Sloat, Mr. Ramamurthy, and Ms. Yamamoto’s offer letter agreement, respectively), and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for six months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following their termination date, an amount equal to a pro-rata portion of their target annual performance bonus for the year in which their termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat, Mr. Ramamurthy or Ms. Yamamoto as of their termination date as to the number of shares that would have vested during the six-month period following their termination date.
(5) In the event that Mr. Sloat, Mr. Ramamurthy, or Ms. Yamamoto’s employment is terminated by us without cause during the change in control period, and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for 12 months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following their termination date, an amount equal to 100% of their target annual performance bonus for the year in which their termination occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat, Mr. Ramamurthy, or Ms. Yamamoto as of their termination date, respectively.

(6) In the event that Mr. Sloat, Mr. Ramamurthy, or Ms. Yamamoto’s employment is terminated by Mr. Sloat, Mr. Ramamurthy, or Ms. Yamamoto respectively, for “good reason” (as defined in their respective offer letter agreements) during the change in control period, and subject to their delivery to us of a general release of claims in a form acceptable to us, they will be entitled to continued payment of their base salary for six months after their termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following their termination date, an amount equal to 50% of their target annual performance bonus for the year in which their termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat, Mr. Ramamurthy, or Ms. Yamamoto as of their termination date as to the number of shares that would have vested during the 12-month period following their termination date.
Each of our current executive officers’ respective offer letter agreements also provide that if any benefits payable to them thereunder or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code, then such benefits will be reduced if such reduction will provide such named executive officer with a greater net after-tax benefit than would no reduction.
As noted above, Ms. Epstein’s employment with us ended in September 2023. Actual payments and benefits provided to Ms. Epstein in 2023 in connection with her departure pursuant to the terms of her offer letter equaled $3,584,833, including (i) $116,668, representing the portion of her six month post-termination salary continuation that was paid in 2023, (ii) $7,596, representing the portion of her six-month post-termination payment of the cost of COBRA continuation coverage under our group health plans for October through December 2023, (iii) $48,584, representing the pro-rated portion of her target annual performance bonus for 2023, paid in one lump sum in November 2023, and (iv) $3,411,985 representing accelerated vesting of time-based requirements for equity awards held by Ms. Epstein as of her termination date as to the number of shares that would have vested during the six-month period following her termination date.

Chief Executive Officer Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are required to provide to our stockholders specified disclosure regarding the relationship of our Chief Executive Officer’s (“CEO”) total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure. We are reporting pay-ratio disclosure for the first time.
For fiscal year 2023, the median of the annual total compensation of all of our employees (other than the CEO) was $40,482 and the annual total compensation of the CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $962,184. Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of our other employees was approximately 24 to 1.
The pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance and is based on our internal records and the methodology described below. The SEC rules provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as the SEC has explained, in considering the pay-ratio disclosure, stockholders should keep in mind that the SEC rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures. Accordingly, the pay ratio and related disclosure reported by other companies may not be comparable to the pay ratio and related disclosure provided herein.

Methodology Used to Identify Median Employee
We identified the employee with annual total compensation at the median of the compensation of all of our employees (median employee) by considering our employee population as of December 31, 2023 (employee population determination date). We considered all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the employee population determination date, whether employed in the United States or outside the United States, or on a full-time, part-time, or temporary basis, including employees on a leave of absence (such group of employees, our employee population). Contractors, including, but not limited to, contractors employed by professional employer organizations, were not included in our employee population. We determined that, as of December 31, 2023, our employee population consisted of approximately 4,963 individuals

(not including the CEO) of which approximately 9.4% were located in the United States and 90.6% were located in jurisdictions outside the United States.
Compensation for purposes of identifying the median employee included the following: (1) annual base salary, target annual bonus, and target annual commissions, each as in effect as of December 31, 2023; (2) for non-salaried employees, hourly rate as in effect as of December 31, 2023 annualized for a full year; and (3) the value, based on the closing price of our common stock on the date of grant, of equity awards granted to our employee population during fiscal year 2023, which reflects all new hire, off-cycle and “refresh” equity awards granted to our employee population during the fiscal year. For members of the employee population who were paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of December 31, 2023 as provided in our system of record for compensation information. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.
Using this approach, we determined the median employee of our employee population. After identifying the median employee based on the methodology above, we calculated the annual total compensation for such median employee using the same methodology we used to calculate the amount reported for our named executive officers in the “Total” column of the Summary Compensation Table included in this Proxy Statement.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the company. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (millions)(8)	Non-GAAP Operating Margin(9)
					Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$962,184	$47,094,192	$4,681,721	$11,981,880	$49	$125	$(137.4)	7.5%
2022	$516,611	$(96,749,821)	$11,446,469	$(1,829,320)	$31	$80	$(232.1)	(4.5)%
2021	$234,027,721	$241,534,679	$12,247,122	$27,731,839	$55	$113	$(192.0)	(4.9)%
________________
(1) We were not a reporting company pursuant to Section 13(a) or Section 15(d) of the Exchange Act prior to 2021, and as such, we have not included any information in this table for 2020.
(2) The dollar amounts reported in column (b) are the amounts of total compensation reported for our principal executive officer (“PEO”) Mr. Mathrubootham for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”
(3) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Mathrubootham, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Mathrubootham during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Mathrubootham’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Deductions: Value of Equity Awards Reported in Summary Compensation Table(a)	Additions: Value of Stock and Option Awards calculated in accordance with SEC methodology for determining Compensation Actually Paid(b)(c)	Compensation Actually Paid to PEO
2023	$962,184	—	$46,132,008	$47,094,192
a.The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
b.For purposes of the adjustments to determine “compensation actually paid,” we computed the fair value of equity awards as of each measurement date using valuation assumptions and methodology (including volatility, dividend yield and risk-free interest rates) that are consistent with those used to estimate fair value at grant under U.S. GAAP. The valuation assumptions used to calculate Mr. Mathrubootham’s PRSU award fair values are as follows:
•risk-free rates of 3.87% for the pay-versus-performance valuation versus 3.98% for prior year valuation and 1.12% for grant-date valuation;
•measurement period of 4.7 years for the pay-versus-performance valuation versus 5.7 years for prior year valuation and 7.0 years for grant-date valuation;
•stock price volatility of 65% for the pay versus performance valuation versus 65% for prior year valuation and 60% for grant date valuations;
•the stock price on the valuation date of $23.49 for the pay versus performance valuation versus $14.71 for prior year valuation and $34.15 for grant date valuation; and
•dividend yield of 0% for the pay versus performance, prior year, and grant date valuations.
c.The equity award adjustments for 2023 include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in 2023 that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of 2023 (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of 2023; (iii) for awards that are granted and vest in 2023, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in 2023, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2023, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in 2023 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2023. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in Year	Change in Fair Value of Prior Year Awards Unvested at Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Equity Award Value Included in Compensation Actually Paid
2023	—	$44,057,250	—	$2,074,758	—	—	$46,132,008
(4) The dollar amounts reported in column (d) represent the average of the amounts reported for our named executive officers (“NEOs”) as a group (excluding Mr. Mathrubootham, who has served as our CEO since 2010) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Mathrubootham) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Dennis Woodside, Tyler Sloat, Srinivasagopalan Ramamurthy, Mika Yamamoto, Stacey Epstein, and Pradeep Rathinam; (ii) for 2022, Mr. Woodside, Mr. Sloat, Ms. Epstein, Mr. Ramamurthy and José Morales (our former Chief Revenue Officer); and (iii) for 2021, Ms. Epstein and Mr. Ramamurthy.
(5) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Mathrubootham), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Mathrubootham) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Mathrubootham) for each year to determine the compensation actually paid, using the same methodology described above in footnote 3:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Deductions: Average Value of Equity Awards Reported in Summary Compensation Table	Additions: Average Value of Stock and Option Awards calculated in accordance with SEC methodology for determining Compensation Actually Paid (a)(b)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$4,681,721	$(4,058,328)	$11,358,487	$11,981,880
a.For purposes of the adjustments to determine “compensation actually paid,” we computed the fair value of equity awards as of each measurement date using valuation assumptions and methodology (including volatility, dividend yield and risk-free interest rates) that are consistent with those used to estimate fair value at grant under U.S. GAAP. The valuation assumptions used to calculate Mr. Woodside’s option award fair values are as follows:
•risk-free rates of 3.84% for the pay-versus-performance valuation versus 3.37% for grant-date valuation;
•the expected option term estimates of 5.1 years for the pay-versus-performance valuation versus 6.1 years for the grant date valuation;
•stock price volatility of 65% for the pay-versus-performance and grant date valuations;
•the stock price on the valuation date of $23.49 for the pay-versus-performance valuation versus $13.38 for grant date valuation; and
•dividend yield of 0% for the pay-versus-performance and grant date valuations.
b.The amounts deducted or added in calculating the total average equity award adjustments are shown in the table below.

Year	Average Year End Fair Value of Equity Awards Granted in Year	Average Change in Fair Value of Prior Year Equity Awards Unvested at Year End	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Equity Award Value Included in Compensation Actually Paid
2023	$4,920,345	$4,964,318	$508,899	$1,803,576	$(838,651)	—	$11,358,487
(6) Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period. For purposes of the Company’s 2021 cumulative TSR, the measurement period begins on the date that the Company became a reporting company in 2021.
(7) Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Information Technology Sector.
(8) The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year.
(9) Non-GAAP Operating Margin is a non-GAAP financial measure, which represents the GAAP income (loss) from operations as a percentage of total revenue, excluding the impact of stock-based compensation, amortization of acquired intangibles and acquisition related expenses.
GAAP to Non-GAAP Reconciliation
(in thousands, except percentages)

	Year Ended December 31,
	2023	2022	2021
Reconciliation of operating loss and operating margin:
GAAP loss from operations	$ (170,172)	$ (233,372)	$ (204,782)
Non-GAAP adjustments:
Stock-based compensation expense	210,707	207,696	173,443
Employer payroll taxes on employee stock transactions	3,711	1,827	8,754
Amortization of acquired intangibles	303	1,591	4,329
Non-GAAP income (loss) from operations	$44,549	$(22,258)	$(18,256)
GAAP operating margin	(28.5)%	(46.9)%	(55.2)%
Non-GAAP operating margin	7.5%	(4.5)%	(4.9)%
Performance Measures

As described in greater detail above in the “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to increase the value of our enterprise for our stockholders. The performance measures (financial and non-financial) used by us to link executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to our performance are as follows:
•Non-GAAP Operating Margin; and
•Net New ARR.
Relationship Disclosure
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Relationship Between Compensation Actually Paid, Freshworks Cumulative TSR and Peer Group Cumulative TSR
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR and cumulative TSR of the S&P 500 Information Technology Sector peer group over the three most recently completed fiscal years.

Compensation Actually Paid Versus Total Shareholder Return
Compensation Actually Paid ($M)
$250
$200
$150
$100
$50
$0
($50)
($100)
Total Shareholder Return:
Value of $100 Investment from 22-September-2021
(date of Freshworks Inc.'s initial public offering)
$135
$120
$105
$90
$75
$60
$45
$30
$15
$0
2021
2022
2023
Compensation Actually Paid: PEO ($M)
Compensation Actually Paid: NEOs ($M)
Total Shareholder Return: Freshworks Inc.
Total Shareholder Return: S&P 500 IT

Relationship Between Compensation Actually Paid and Net Income (Loss)
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and the Company’s net income (loss) over the three most recently completed fiscal years.

Compensation Actually Paid Versus Net Income (Loss)
Compensation Actually Paid ($M)
$250
$200
$150
$100
$50
$0
($50)
($100)
Net Income (Loss) ($M)
($125)
($150)
($175)
($200)
($225)
($250)
2021
2022
2023
Compensation Actually Paid: PEO ($M)
Compensation Actually Paid: NEOs ($M)
Net Income (Loss) ($M)

Relationship Between Compensation Actually Paid and Non-GAAP Operating Margin
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and the Company’s Non-GAAP Operating Margin over the three most recently completed fiscal years.

Compensation Actually Paid Versus Non-GAAP Operating Margin
Compensation Actually Paid ($M)
Non-GAAP Operating Margin (%)
$250
$200
$150
$100
$50
$0
($50)
($100)
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
2021
2022
2023
Compensation Actually Paid: PEO ($M)
Compensation Actually Paid NEOs ($M)
Non-GAAP Operating Margin (%)

All information provided above under the “Pay Versus Performance Table” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2023.

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Class A(1)	12,938,900(2)	$13.61(3)	76,152,069(4)(5)
	Class B(6)	12,865,998	$0.29(3)	—
Equity compensation plans not approved by security holders	Class A(7)	3,345,054	$13.61	6,376,919
Total:	Class A and Class B	29,149,952		82,528,988
________________
(1) Includes our 2011 Plan, our 2021 Plan, and our 2021 Employee Stock Purchase Plan (“ESPP”).
(2) Includes our 2021 Plan, but does not include future rights to purchase Class A common stock under our ESPP, which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.
(3) The weighted-average exercise price excludes any outstanding RSUs, which have no exercise price.
(4) Includes our 2021 Plan and our ESPP. Stock options, RSUs, or other stock awards granted under the 2011 Plan that are forfeited, terminated, expired, or repurchased become available for issuance under the 2021 Plan.
(5) The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each fiscal year for a period of up to ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to (i) 5% of the total number of shares of Class A and Class B common stock outstanding on December 31st of the preceding fiscal year, or (ii) a lesser number of shares determined by our board of directors prior to January 1st of a given fiscal year. In addition, our ESPP provides that the total number of shares reserved for issuance thereunder will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (a) one percent (1%) of the total number of shares of Class A and Class B common stock outstanding on December 31st of the preceding calendar year, (b) 13,000,000 shares of our Class A common stock, or (c) a lesser number determined by our board of directors prior to the applicable January 1st. Accordingly, on January 1, 2024, the number of shares of Class A common stock available for issuance under our 2021 Plan and our ESPP increased by 14,834,746 shares and 2,966,949 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(6) Includes our 2011 Plan.
(7) Includes our Inducement Plan. In August 2022, the compensation committee of our board of directors adopted the Inducement Plan, to be used exclusively for grants of equity-based awards to individuals who were not previously our employees or directors, as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules. The Inducement Plan

provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, and other awards. The Inducement Plan was adopted by us without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Marketplace Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of our common stock as of March 31, 2024 by:
•each named executive officer;
•each of our directors;
•our directors and executive officers as a group; and
•each person known by us to own beneficially more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with SEC rules and regulations, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws.
We have based percentage ownership on 219,360,432 shares of Class A common stock and 79,139,776 shares of Class B common stock outstanding as of March 31, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to stock awards held by that person that are issuable upon settlement of RSUs within 60 days of March 31, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Freshworks Inc. 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403.

Name of Beneficial Owner	Class A Common Stock		Class B Common Stock		% of Total Voting Power (1)
	Shares	%	Shares	%
Principal stockholders
Rathna Girish Mathrubootham(2)	—	*	12,938,574	16.31%	12.78%
Entities affiliated with Accel funds(3)	3,426,791	1.56%	36,884,340	46.61%	36.83%
Entities affiliated with Sequoia Capital funds(4)	2,885,303	1.32%	18,597,350	23.50%	18.68%
Entities affiliated with Peak XV Partner funds(5)	14,630,692	6.67%	—	*	1.45%
Entities affiliated with Capital G LP(6)	12,336,643	5.62%	8,301,048	10.49%	9.43%
Entities affiliated with BlackRock, Inc.(7)	13,445,911	6.13%	—	*	1.33%
Entities affiliated with Vanguard Group Inc.(8)	19,816,514	9.03%	—	*	1.96%
Entities affiliated with WestBridge Crossover Fund, LLC(9)	16,512,210	7.53%	—	*	1.63%

Directors and named executive officers
Rathna Girish Mathrubootham(2)	—	*	12,938,574	16.31%	12.78%
Dennis Woodside(10)	1,022,558	*	—	*	*
Tyler Sloat(11)	141,079	*	593,725	*	*
Srinivasagopalan Ramamurthy(12)	145,311	*	436,101	*	*
Mika Yamamoto	—	*	—	*	*
Stacey Epstein(13)	193,709	*	—	*	*
Pradeep Rathinam(14)	230,681	*	226,415	*	*
Roxanne S. Austin(15)	77,339	*	274,990	*	*
Johanna Flower(16)	12,359	*	176,200	*	*
Sameer Gandhi(17)(3)	3,938,780	1.80%	36,884,340	46.61%	36.88%
Randy Gottfried(18)	14,476	*	180,000	*	*
Zachary Nelson(19)	4,863	*	93,329	*	*
Barry Padgett(20)	6,295	*	74,994	*	*
Frank Pelzer	—	*	—	*	*
Jennifer Taylor(21)	8,398	*	138,303	*	*
All directors and executive officers as a group (13 persons)	5,371,458	2.44%	51,790,556	65.18%	51.57%
________________

* Represents beneficial ownership of less than 1%.
(1) Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock will be entitled to one vote per share, and each share of Class B common stock will be entitled to 10 votes per share. Our Class A common stock and Class B common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.
(2) Consists of (i) 12,751,074 shares of Class B common stock held by Mr. Mathrubootham and (ii) 187,500 shares of Class B common stock issuable upon vesting of restricted stock units within 60 days of March 31, 2024.
(3) Consists of (i) 3,112,212 shares of Class A Common Stock directly owned by Accel Leaders 3 L.P., (ii) 128,846 shares of Class A Common Stock directly owned by Accel Leaders 3 Entrepreneurs L.P., (iii) 185,733 shares of Class A Common Stock directly owned by Accel Leaders 3 Investors (2020) L.P., (iv) 17,000,000 shares of Class B Common Stock directly owned by Accel Growth FII (Mauritius) Ltd., (v) 3,660,560 shares of Class B Common Stock directly owned by Accel Leaders Holdings (Mauritius) Ltd. (vi) 3,758,740 shares of Class B Common Stock directly owned by Accel Leaders II Holdings (Mauritius) Ltd., (vii) 11,800,000 shares of Class B Common Stock directly owned by Accel India III (Mauritius) Ltd., and (viii) 665,040 shares of Class B Common Stock directly owned by Accel India IV (Mauritius) Ltd. Accel Leaders 3 GP Associates L.L.C. (“ALF3A”) is the general partner of Accel Leaders 3 Associates L.P., which is the general partner of both of Accel Leaders 3 L.P. and Accel Leaders 3 Entrepreneurs L.P., and has the sole voting and investment power with respect to the shares held by such funds. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Ryan J. Sweeney and Richard P. Wong are the directors of ALF3A and share such powers. ALF3A is the General Partner of Accel Leaders 3 Investors (2020) L.P. and has the sole voting and investment power with respect to the shares held by the fund. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Ryan J. Sweeney and Richard P. Wong are the directors of Accel Leaders 3 GP Associates L.L.C. and share such powers. Sameer Gandhi, Clarence Don Clay Jr., Suzanne Gujadhur and Aslam Koomar are the directors of Accel India III (Mauritius) Ltd, Accel India IV (Mauritius) Ltd., Accel Growth FII (Mauritius) Ltd., Accel Leaders II Holdings (Mauritius) Ltd. and Accel Leaders Holdings (Mauritius) Ltd. and share voting and investment powers with respect to the shares held by such funds The address of the foregoing Accel entities is 500 University Avenue, Palo Alto, California, 94301.
(4) The indicated ownership is based solely on a Schedule 13D/A filed with the SEC by the reporting person on November 7, 2023. Consists of (i) 2,885,303 shares of Class A common stock directly owned by Sequoia Capital Global Growth Fund III - Endurance Partners, L.P. (“SC GGF III”) and (ii) 18,597,350 shares of Class B common stock directly owned by SC GGF III. SC US (TTGP), Ltd. is the general partner of SCGGF III – Endurance Partners Management, L.P., which is the general partner of SC GG FIII. As a result, SC US (TTGP), Ltd. and SCGGF III – Endurance Partners Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by SC GGF III. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to SC GGF III are Messrs. Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by SC GGF III. According to the Schedule, by virtue of the relationship described therein, the reporting persons may be deemed to constitute a “group” for purposes of Rule 13(d)(3) of the Act. According to the Schedule, each reporting person expressly disclaims beneficial ownership of any securities reported therein except to the extent such reporting person actually exercises voting or dispositive power with respect to such securities. The address of the foregoing Sequoia entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(5) The indicated ownership is based solely on a Schedule 13D/A filed with the SEC by the reporting person on July 27, 2023. Consists of (i) 12,033,920 shares of Class A common stock directly owned by SCI Investments V and (ii) 2,596,772 shares of Class A common stock directly owned by SCI Growth Investments III-1 (“SCI Growth III-1”). The sole shareholders of SCI Investments V are Sequoia Capital India V and SC India Principals Fund V. The sole shareholders of SCI Growth III-1 are Sequoia Capital India Growth III and SC India Principals Growth III. By virtue of the relationship described herein, each entity may be deemed to constitute a “group” for purposes of Rule 13(d)(3) of the Act. Each reporting person expressly disclaims beneficial ownership of any securities reported herein except to the extent such Reporting Person actually exercises voting or dispositive power with respect to such securities. The address of each of these entities is Apex House, Bank Street TwentyEight Cybercity Ebene 72201, Mauritius.
(6) Consists of (i) 4,726,247 shares of Class A common stock and 2,632,043 shares of Class B common stock held by CapitalG 2013 LP, (ii) 3,789,635 shares of Class A common stock and 3,789,635 shares of Class B common stock held by CapitalG 2014 LP, (iii) 1,941,391 shares of Class A common stock held by CapitalG LP and (iv) 1,879,370 shares of Class A common stock and 1,879,370 shares of Class B common stock held by CapitalG II LP. CapitalG 2013 GP LLC, the general partner of CapitalG 2013 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2013 LP. CapitalG 2014 GP LLC, the general partner of CapitalG 2014 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2014 LP. CapitalG GP LLC, the general partner of CapitalG LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG LP. CapitalG II GP LLC, the general partner of CapitalG II LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG II LP. Alphabet Holdings LLC, the managing member of each of CapitalG 2013 GP LLC, CapitalG 2014 GP LLC, CapitalG GP LLC and CapitalG II GP LLC; XXVI Holdings Inc., the managing member of Alphabet Holdings LLC, and Alphabet Inc., the controlling stockholder of XXVI Holdings Inc., may each be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2013 LP, CapitalG 2014 LP, CapitalG LP and CapitalG II LP. Each of CapitalG 2014 LP, CapitalG 2013 LP, CapitalG II LP, CapitalG LP, CapitalG 2014 GP LLC, CapitalG 2013 GP LLC, CapitalG GP LLC, CapitalG II GP LLC, Alphabet Holdings LLC, XXVI Holdings Inc. and Alphabet Inc. disclaims beneficial ownership of these shares. The address of each of these entities is 1600 Amphitheatre Parkway, Mountain View, CA 94043.
(7) The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on January 26,2024. Consists of 13,445,911 shares of Class A common stock beneficially owned by BlackRock, of which BlackRock has sole dispositive power with respect to 13,445,911 shares of Class A common stock and sole voting power with respect to 13,220,007 shares of Class A common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(8) The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 13, 2024. Consists of 19,816,514 shares of Class A common stock beneficially owned by Vanguard, of which Vanguard has shared voting power with respect to 294,547 shares of Class A common stock, sole dispositive power with respect to 19,349,426 shares of Class A common stock, and shared dispositive power with respect to 467,088 shares of Class A common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(9) The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 15, 2023. Includes 16,512,210 shares of Class A common stock held directly by WestBridge Crossover Fund, LLC, over which WestBridge Crossover Fund, LLC, WestBridge Capital Management, LLC, Sumir Chadha, and Sandeep Singhal each have sole voting and dispositive power. WestBridge Capital Management, LLC is the investment manager of WestBridge Crossover Fund, LLC. Sumir Chadha and Sandeep Singhal are directors of WestBridge Capital Management, LLC. The address for WestBridge Crossover Fund, LLC is c/o Citco (Mauritius) Limited, 4th Floor, Tower A, 1 Cybercity, Ebène, Republic of Mauritius 72201. The address for WestBridge Capital Management, LLC is Apex House, Bank Street, TwentyEight, Cybercity, Ebene 72201, Republic of Mauritius. The address for Sumir Chadha is 520 S. El Camino Real, Suite 900, San Mateo, CA 94402. The address for Sandeep Singhal is 301, 3rd Floor, Campus 6A, RMZ Ecoworld, Sarjapur-Marathahalli, Outer Ring Road, Bangalore, KA 560103.
(10) Consists of (i) 63,539 shares of Class A common stock held by Mr. Woodside; (ii) 278,027 shares of Class A common stock held by The Woodside 2012 Irrevocable Trust, for which Mr. Woodside serves as a co-trustee; and (iii) 680,992 shares of Class A common stock subject to options that are exercisable within 60 days of March 31, 2024.
(11) Consists of (i) 91,912 shares of Class A common stock held by Mr. Sloat, (ii) 546,855 shares of Class B common stock held by Mr. Sloat, (iii) 49,167 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024, and (iv) 46,870 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.
(12) Consists of (i) 93,175 shares of Class A common stock held by Mr. Ramamurthy, (ii) 414,231 of Class B common stock held by Mr. Ramamurthy, (iii) 52,136 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024, and (iv) 21,870 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.
(13) Consists of 193,709 shares of Class A common stock held by Ms. Epstein.
(14) Consists of 230,681 shares of Class A common stock held by Mr. Rathinam; and (ii) 226,415 shares of Class B common stock.
(15) Consists of (i) 77,339 shares of Class A common stock held by Ms. Austin, (ii) 252,070 shares of Class B common stock held by Ms. Austin, and (iii) 22,920 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.
(16) Consists of (i) 12,359 shares of Class A common stock held by Ms. Flower, (ii) 173,080 shares of Class B common stock held by Ms. Flower, and (iii) 3,120 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.
(17) Consists of (i) 17,346 shares of Class A common stock held by Mr. Gandhi, (ii) 287,633 shares of Class A common stock held by The Potomac Trust, dated 9/21/2001, for which Mr. Gandhi serves a co-trustee. Mr. Gandhi, as co-trustee, shares voting and dispositive power of the shares held by The Potomac Trust, dated 9/21/2001, and (iii) 207,010 shares of Class A common stock held by Potomac Investments L.P. - Fund 1.
(18) Consists of: (i) 14,476 shares of Class A common stock held by Mr. Gottfried and (ii) 180,000 shares of Class B common stock held by Mr. Gottfried.
(19) Consists of (i) 4,863 shares of Class A common stock held by Mr. Nelson, (ii) 74,579 shares of Class B common stock held by Mr. Nelson, (iii) 18,750 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.
(20) Consists of (i) 6,295 shares of Class A common stock held by Mr. Padgett, (ii) 71,874 shares of Class B common stock held by Mr. Padgett, and (iii) 3,120 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.
(21) Consists of (i) 8,398 shares of Class A common stock held by Ms. Taylor, (ii) 119,553 shares of Class B common stock held by Ms. Taylor, and (iii) 18,750 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.

Limitations of Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related Person Transactions Policy and Procedures
We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which we are a participant and a “related person” has a direct or indirect material interest. A related person is any executive officer, director, nominee for election as a director, or beneficial owner of more than 5% of any class of our common stock, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where audit committee approval would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In determining whether to approve a related-person transaction, the audit committee (or other independent body) will consider, among other factors: whether the related-person transaction is fair to the Company on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction; whether there are business reasons for the Company to enter into the related-person transaction; whether the related-person transaction would impair the independence of a non-employee director; and whether the related-person transaction would present an improper conflict of interest for any director or executive officer of the Company.

Certain Related-Person Transactions
Investors’ Rights Agreement
We are party to that certain amended and restated investors’ rights agreement dated December 16, 2019 (the “IRA”), with certain holders of our capital stock, including entities affiliated with Accel India III (Mauritius) Ltd., entities affiliated with CapitalG LP, and entities affiliated with Sequoia Capital Global Growth Fund III. The IRA provides these stockholders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters.”

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Freshworks stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker or Freshworks. Direct your written request to 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary. You may also make a request by telephone to (650) 513-0514. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with his or her best judgment.
April 19, 2024
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at ir.freshworks.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is also available without charge upon written request to us via email at AM2024@freshworks.com.

freshworks

FRESHWORKS INC.
2950 SOUTH DELAWARE ST, SUITE 201
SAN MATEO, CALIFORNIA 94403

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.ProxyVote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FRSH2024**

You may attend the meeting via the Internet and vote during the meeting. Have the control number that is printed in the box below available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39003-P09422

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRESHWORKS INC.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
Election of Class III Directors 1. To elect the three nominees for Class III Directors, each to hold office until the 2027 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Rathna Girish Mathrubootham
02) Zachary Nelson
03) Jennifer Taylor

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V39004-P09422

FRESHWORKS INC.
Annual Meeting of Stockholders
June 6, 2024 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rathna Girish Mathrubootham and Tyler Sloat, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A or Class B common stock of FRESHWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Pacific Time on June 6, 2024, via a live, audio-only webcast on the Internet at www.virtualshareholdermeeting.com/FRSH2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side